Exhibit 2.3

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

ENCORE GC ACQUISITION, LLC,

SELECT MEDICAL CORPORATION,

SELECT MEDICAL OF NEW YORK, INC.,

SELECT MEDICAL REHABILITATION SERVICES, INC.,

METRO THERAPY, INC.

AND

SOLELY FOR PURPOSES OF SECTIONS 5.7 AND 5.9,

SELECT MEDICAL HOLDINGS CORPORATION

Dated March 31, 2016

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

DEFINED TERMS

Accounting Principles Consistently Applied	55
Affiliate	55
Affiliate Agreement	55
Affiliated Group	55
Agreement	1
Arbiter	4
Base Purchase Price	55
Benefit Plans	22
Books and Records	32
Broker	7
Business Day	55
Buyer	1
Buyer Indemnifiable Losses	46
Buyer Indemnitees	45
Buyer Minor Claims	46
Cap	45
Cash and Cash Equivalents	56
CERCLA	56
CFR	44
Closing	1
Closing Consideration	3
Closing Date	1
Closing Statement	3
Closing Working Capital	3
Code	22
Companies	1
Company Business	56
Company Government Contract	56
Confidential Information	56
Confidentiality Agreement	31
Contract	56
Copyrights	59
Current Representation	53
D&O Claims	33
D&O Coverage	33
D&O Expiration Date	33
D&O Indemnified Persons	33
Deductible	46
Electronic Delivery	54
Employment Arrangement	56
Encumbrances	56
Environmental Laws	56
Environmental Permits	21, 57
Equity Interests	57
ERISA	22
Facility Staff	20
Federal Health Care Programs	19
Final Adjustment Amount	5
Final Determination Date	5
Financial Statements	10
Flow-Thru Entity	57
Fraud	57
Fundamental Documents	57
Fundamental Representations	57
GAAP	57
Governmental Authority	58
Hazardous Materials	58
Healthcare Cap	46
HIPAA	21
Indebtedness	58
Indemnifiable Losses	47
Indemnitee	47
Indemnitees	47
Indemnitor	47
Intellectual Property	59
IRS	23
IT Assets	59
JP Morgan Credit Agreement	60
Knowledge	60
Latest Balance Sheet	10
Latest Balance Sheet Date	10
Law	60
Liability	60
Licensed Marks	41
Licenses	41
Loss	49
Losses	49
Material Adverse Effect	60
Material Contracts	16
Metro Therapy	1
Metro Therapy Shares	1
Names	41
Net Working Capital	60
New Plans	38
Notice of Disagreement	3

NY Agencies	44
Occurrence	44
Orders	61
Parent	1
Patents	59
Payment Programs	19
Pension Plan	23
Permits	61
Permitted Encumbrances	61
Person	62
Personal Information	62
Post-Closing Representation	53
Post-Closing Tax Period	37
Pre-Closing Tax Period	37
Privacy Policy	62
Proceedings	62
Real Property	13
Real Property Leases	13
Reference Amount	62
Related Documents	62
Release	62
Representatives	62
Restricted Line of Business	40
Restricted Period	39
Retained Litigation	43
Securities Act	30
SEIT Settlement Agreement	63
Select	1
Select Consolidated Group	37
Select NY	1
Seller Group	53
Seller Indemnitees	45
Seller Minor Claims	47
Sellers	1
Shares	1
SMRS	1
SMRS Shares	1
Software	59
Special Tax Representations	63
Straddle Period	37
Sublicensee	41
Subsidiary	63
Suppliers	28
Tax	24
Tax Contest	35
Tax Representations	63
Tax Return	24
Taxes	24
Taxing Authority	24
Therapists	19
Top Revenue Customers	28
Trade Secrets	59
Trademarks	59
Transaction Expenses	63
Transfer Taxes	36
Transition Services Agreement	63
TTM Revenue	40
U.S. Bank Indenture	63
User Data	64
Waiving Parties	53

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 31, 2016, by and among ENCORE GC ACQUISITION, LLC, a Delaware limited liability company (“Buyer”), SELECT MEDICAL CORPORATION, a Delaware corporation (“Select”), SELECT MEDICAL OF NEW YORK, INC., a Delaware corporation (“Select NY” and together with Select, the “Sellers”), SELECT MEDICAL REHABILITATION SERVICES, INC., a Delaware corporation (“SMRS”) and METRO THERAPY, INC., a New York corporation (“Metro Therapy,” and together with SMRS, the “Companies”), and solely for purposes of Sections 5.7 and 5.9, SELECT MEDICAL HOLDINGS CORPORATION, a Delaware corporation (“Parent”).

WHEREAS, Select owns all of the issued and outstanding shares of common stock, par value $0.01, of SMRS (the “SMRS Shares”) and Select NY owns all of the issued and outstanding shares of common stock, no par value, of Metro Therapy (the “Metro Therapy Shares” and together with the SMRS Shares, the “Shares”).

WHEREAS, the Sellers wish to sell to Buyer the Shares, on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, Buyer desires to purchase from the Sellers the Shares, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
THE TRANSACTION

1.1.                            Purchase of Shares; Closing.

(a)                                 Subject to the terms and conditions of this Agreement, at the Closing, the Sellers will sell to Buyer, and Buyer will purchase from the Sellers, the Shares for the consideration set forth in Section 1.2.

(b)                                 The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely by the exchange of documents and signatures or at the offices of Dechert LLP, 2929 Arch Street, Philadelphia, PA at 10:00 a.m., Eastern Time, on the date hereof (the “Closing Date”).  The effective time of the transactions contemplated hereby and occurring on the Closing Date shall be deemed to occur as of 11:59 p.m., Eastern Time, on the date hereof for all purposes (including accounting and Tax purposes, except as required by applicable Law).

(c)                                  At the Closing, the Companies and/or the Sellers, as applicable, shall deliver or cause to be delivered the following items to the Buyer, each in form and substance satisfactory to the Buyer:

(i)                                     a certificate from the Secretary of State (or other applicable office) from the State in which each Company is formed, dated as of a date not more than five (5) Business Days prior to the Closing Date, certifying as to the good standing of such Company;

(ii)                                  an affidavit of non-foreign status from each Seller that complies with Section 1445 of the Code, in the form provided under Treasury Regulations Section 1.1445-2(b)(2);

(iii)                               releases of the Companies’ obligations for any and all Indebtedness and/or any Encumbrances on the assets of each Company in connection with their obligations under the JP Morgan Credit Facility;

(iv)                              the Transition Services Agreement, duly executed by Select;

(v)                                 resignations effective as of the Closing for each director of each Company and evidence of removal of each officer of each Company effective as of the Closing as may be requested by the Buyer prior to the Closing Date;

(vi)                              all existing minute books, stock transfer records (or equivalent documents), seals of each Company and other materials relating to such Company’s administration;

(vii)                           the original stock or similar certificates, if certificated, representing the Shares, and duly executed stock powers in proper form for transfer;

(viii)                        a certificate signed by an executive officer of each Company, certifying that attached thereto are correct and complete copies of the Fundamental Documents of such Company and the resolutions of the appropriate governing body of each Company approving the execution and delivery by such Company of this Agreement and the Related Documents to which such Company is a party, as applicable, and the consummation of the transactions contemplated hereby and thereby; and

(ix)                              a certificate signed by an executive officer of each Seller certifying that attached thereto are correct and complete copies of the resolutions of the appropriate governing body of each Seller approving the execution and delivery by such Seller of this Agreement and the Related Documents to which such Seller is party, as applicable, and the consummation of the transactions contemplated hereby and thereby.

(d)                                 At the  Closing, in addition to the payments described in Section 1.2(b), the Buyer will deliver or cause to be delivered to the Sellers, as applicable:

(i)                                     a certificate from the Secretary of State (or other applicable office) from the State in which the Buyer is formed, dated as of a date not more than five (5) Business Days prior to the Closing Date, certifying as to the good standing of the Buyer; and

(ii)                                  a certificate signed by an executive officer of the Buyer, certifying that attached thereto are correct and complete copies of the Fundamental Documents of the Buyer and the resolutions of the appropriate governing body of the Buyer approving the execution and delivery by the Buyer of this Agreement and the Related Documents to which the Buyer is a party, as applicable, and the consummation of the transactions contemplated hereby and thereby.

(iii)                               the Transition Services Agreement, duly executed by the Companies.

1.2.                            Purchase Price Payment; Delivery of the Shares.

(a)                                 Purchase Price.  Subject to the adjustments set forth in this Section 1.2 and Section 1.3 hereof, the aggregate consideration for all of the Shares shall consist of:

(i)                                     (A) the Base Purchase Price; plus (B) the amount, if any, by which Closing Working Capital exceeds the Reference Amount; minus; (C) the amount, if any, by which the Reference Amount exceeds Closing Working Capital (such resulting amount, the “Closing Consideration”); and

(ii)                                  the potential right of the Sellers to receive the Earn-Out Consideration in accordance with the terms and conditions of Exhibit A attached hereto.

(b)                                 Delivery of the Base Purchase Price.  On the Closing Date, Buyer shall pay the Base Purchase Price to the Sellers by wire transfer of immediately available funds and to the bank account(s) provided by Select in writing at least three (3) Business Days prior to the Closing Date.

1.3.                            Closing Statement and Purchase Price Adjustment.

(a)                                 Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Select a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s proposed calculations of (i) Net Working Capital calculated through and including the Closing Date (“Closing Working Capital”) and (ii) the Closing Consideration.  The Closing Statement shall be calculated in accordance with the Accounting Principles Consistently Applied and the other requirements of this Section 1.3 (and related definitions), and shall include reasonable supporting documentation.

(b)                                 Select may dispute the Closing Statement by delivering a written notice of dispute (a “Notice of Disagreement”) to Buyer within thirty (30) days of receiving the Closing Statement.  If Select agrees with the Closing Statement or does not give Buyer a Notice of Disagreement within such thirty (30) day period, the Closing Statement (and the calculations of the amount of Closing Working Capital and the Closing Consideration) shall become final and binding and the Sellers and Buyer shall have no further rights to disagree therewith, and the payment of the Final Adjustment Amount, if any, as determined pursuant to Section 1.3(c) below, shall be made to the applicable party. A Notice of Disagreement shall set forth in reasonable detail all of those items in the Closing Statement that Select disputes, in which case the items specifically identified by Select shall be deemed to be the only items in dispute, and include all reasonable supporting documentation. Buyer and Select will use commercially reasonable efforts to resolve any such dispute during the thirty (30)-day period commencing on the date Select delivers the Notice of Disagreement. If Buyer and Select agree in writing upon the Closing Statement within such thirty (30)-day period, the Closing Statement shall become final and binding and the Sellers and Buyer shall have no further rights to disagree therewith, and the payment of the Final Adjustment Amount, if any, as determined pursuant to Section 1.3(c) below, shall be made to the applicable party. If, at the end of the thirty (30)-day period, Buyer and Select have not so resolved such differences, then the items in dispute shall be submitted promptly to Deloitte LLP or if such firm is unable or unwilling to act in such capacity, such other firm selected by agreement of the Buyer and Select (the “Arbiter”). The Arbiter shall be instructed to render a determination of the applicable dispute within thirty (30) days after referral of the matter to the Arbiter, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.  The determination of the Arbiter shall (absent manifest error or fraud) be conclusive and binding upon Buyer, the Companies and the Sellers and judgment may be entered upon the determination of the Arbiter in any court having jurisdiction over the party against which such determination is to be enforced.

The Arbiter shall determine, based solely on presentations by Buyer and Select and their respective representatives, and not by independent review, only those items disputed in the Notice of Disagreement that have not been agreed upon in writing by the parties and shall not otherwise investigate any matter independently. In resolving any disputed item, the Arbiter shall be bound by the Accounting Principles Consistently Applied, the definitions of Closing Working Capital and the Closing Consideration and the other requirements of this Section 1.3 (and related definitions) and shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  Notwithstanding any provisions hereof to the contrary, the Arbiter shall be deemed to be acting as an expert and not as an arbitrator. The fees, costs and expenses of the Arbiter (i) shall be paid by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Select (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (ii) shall be paid by Select in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Select (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted.

Each of the Buyer, the Companies and the Sellers shall cooperate with, make their relevant financial records available to and otherwise provide reasonable assistance to each other and their respective accountants and other representatives, in each case, at the requesting party’s sole cost and expense, at reasonable times during regular business hours in connection with the preparation by Buyer, during the review by Buyer or Select of, and the resolution of any objections with respect to, the Closing Statement; provided that in order to review an accountant’s working papers, Buyer or Select (or their respective representatives) shall execute any releases or waivers customarily required by such accountant in connection therewith.

(c)                                  The “Final Adjustment Amount” shall be an amount equal to (i) the Closing Consideration as finally determined by this Section 1.3 less (ii) the Base Purchase Price.  Within three (3) Business Days after the Final Determination Date, (i) if the Final Adjustment Amount is positive, Buyer shall pay (by wire transfer of immediately available funds to the account(s) designated in writing by Select) to the Sellers the Final Adjustment Amount, and (ii) if the Final Adjustment Amount is negative, Select shall pay (by wire transfer of immediately available funds to the account(s) designated by Buyer) to Buyer the Final Adjustment Amount. For purposes of clarity, if the Final Adjustment Amount is equal to zero, no payment shall be made by any Person pursuant to this Section 1.3(c).

(d)                                 The “Final Determination Date” shall mean the earliest to occur of (i) the thirty first (31st) day following the receipt by the Seller of the Closing Statement if the Seller shall have failed to deliver the Notice of Disagreement to the Buyer within the thirty (30)-day period described above, (x) the date on which either Select or the Buyer gives the other a written notice to the effect that such party has no objection to the other party’s determination of the amount of Closing Working Capital and the Closing Consideration, each as set forth in the Closing Statement, (y) the date on which the Sellers and the Buyer agreed in writing upon the Closing Statement pursuant to Section 1.3(b) and (z) the date on which the Sellers and the Buyer shall have received the Arbiter’s determination pursuant to Section 1.3(b).

1.4.                            Withholding. The Buyer and the Companies will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including without limitation payments of Closing Consideration and Earn-Out Consideration) such amounts as the Buyer or the Companies (or any Affiliate thereof) shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Laws. To the extent that any payments to be made under this Agreement are expected to be subject to withholding, the Buyer shall notify the applicable Seller at least five (5) Business Days prior to such payment that such payment is subject to withholding and of the amount of such payment expected to be withheld, and shall provide such Seller with a description of the legal basis for such withholding. To the extent that amounts are so withheld by the Buyer or the Companies, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS SEVERALLY

Each Seller (rather than jointly and severally) as to itself and not to the other Seller represents and warrants to Buyer that the statements in this Article II are true and correct as of the date of this Agreement:

2.1.                            Ownership.  Except as set forth on Schedule 2.1, (a) the SMRS Shares are owned of record and beneficially by Select, and (b) the Metro Therapy Shares are owned of record and beneficially by Select NY, in each case, free and clear of all Encumbrances (other than restrictions on transfer arising from federal and state securities Laws) and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Neither Seller is insolvent or the subject of any bankruptcy, reorganization or similar Proceeding.  There are no outstanding Contracts or understandings between the Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of the Shares and, except as contemplated by this Agreement, the Related Documents or the transactions specifically contemplated hereby and thereby, neither Seller has the right to receive or acquire any Equity Interests of either Company.

2.2.                            Organization; Authority and Enforceability; No Conflict; Consents.

(a)                                 Each Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to execute, deliver and perform this Agreement, the Related Documents to which such Seller is a party and to consummate the transactions contemplated hereby and thereby.

(b)                                 The execution, delivery and performance of this Agreement, the Related Documents to which such Seller is a party and the other agreements and instruments to be executed by each Seller in connection herewith and therewith, and the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on behalf of each Seller. This Agreement, the Related Documents to which such Seller is a party and such other agreements and instruments have been duly and validly executed and delivered by each Seller and, assuming due authorization, execution and delivery by Buyer and the other parties hereto and thereto, constitute the valid and binding obligations of each Seller enforceable against each Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights and remedies generally, or by general equity principles.

(c)                                  The execution, delivery and performance by each Seller of this Agreement, the Related Documents to which such Seller is a party and the other agreements and instruments to be executed by each Seller in connection herewith and therewith, and the consummation by each Seller of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both, (i) conflict with, or result in any violation of, or cause a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require consent, or give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any benefit under, the terms or provisions of (A) the Fundamental Documents of such Seller or (B) any material Contract, Order or material Permit to which the Seller is a party or by which such Seller or its material property or material assets may be bound, (ii) violate any Laws applicable to the Seller or any of its material properties or (iii) result in the creation of any Encumbrance upon the Shares; except, in the case of clauses (i)(B) and (ii) above, to the extent that such conflicts, requirements to obtain consent, violations, rights of any Person or Encumbrances, in the aggregate would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Related Documents to which such Seller is a party.

(d)                                 Except as set forth on Schedule 2.2(d), no consent, approval, Permit, Order or authorization of, registration, declaration or filing with, or notification to, any Governmental Authority is required in connection with the execution, delivery and performance by a Seller of this Agreement or the Related Documents to which such Seller is a party or the consummation by such Seller of the transactions contemplated hereby or thereby.

2.3.                            Litigation. There are no (i) outstanding Orders against a Seller, or (ii) Proceedings pending or, to any Seller’s Knowledge, threatened against a Seller that, in either case, (A) challenge or seek to enjoin or delay this Agreement, any Related Document to which such Seller is a party or the transactions contemplated hereby or thereby or (B) would materially adversely affect such Seller’s ability to perform its obligations under, or seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by, this Agreement, any Related Document to which such Seller is a party or to consummate the transactions contemplated hereby or thereby.

2.4.                            Brokers. Except for TM Healthcare Partners, LLC (the “Broker”), no Seller has retained a broker, finder, investment banking firm, financial advisor, agent or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement or the Related Documents to which such Seller is a party, and no other Person is or will be entitled to receive any broker’s, finder’s, investment banker’s, financial adviser’s or similar fee in connection with this Agreement, the Related Documents to which such Seller is a party or any of the transactions contemplated hereby or thereby based upon arrangements made by or on behalf such Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES SEVERALLY

Each Company (rather than jointly and severally) as to itself and not to the other Company represents and warrants to Buyer that the statements in this Article III are true and correct as of the date of this Agreement:

3.1.                            Organization; Authority and Enforceability; No Conflict.

(a)                                 Each Company is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as it now is being conducted, and to execute, deliver and perform this Agreement the Related Documents to which such Company is a party and to consummate the transactions contemplated hereby and thereby.  Each Company is duly qualified to do business and is in good standing as a domestic or foreign corporation, as applicable, in the jurisdictions where the nature of the property owned or leased by such Company or the nature of the business conducted by them makes such qualification necessary, except such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. No Company is insolvent or the subject of any bankruptcy, reorganization or similar Proceeding. True, correct and complete copies of the Fundamental Documents have been made available to Buyer prior to the Closing Date.

(b)                                 The execution, delivery and performance by each Company of this Agreement, the Related Documents to which such Company is a party and the other agreements and instruments to be executed by such Company in connection herewith and therewith, and the consummation by such Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate power on behalf of such Company. This Agreement, the Related Documents to which such Company is a party and such other agreements and instruments have been or will be duly and validly executed and delivered by each Company and, assuming due authorization, execution and delivery by Buyer and the other parties hereto and thereto, constitute or will constitute the valid and binding obligations of such Company enforceable against such Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights and remedies generally, or by general equity principles.

(c)                                  The execution, delivery and performance by each Company of this Agreement, the Related Documents to which such Company is a party and the other agreements and instruments to be executed by such Company in connection herewith and therewith, and the consummation by such Company of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both, (i) conflict with, or result in any violation of, or cause a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require consent, or give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any benefit under, the terms or provisions of (A) the Fundamental Documents of such Company or (B) except as disclosed on Schedule 3.1(c), any Material Contract, Order or Permit to which such Company is a party or by which such Company or its property or assets may be bound, (ii) violate any Laws applicable to such Company or any of its properties or (iii) result in the creation of any Encumbrances upon any property or assets of such Company, except in the case of the foregoing clauses (i)(B), (ii), and (iii) as would not, individually or in the aggregate, be material to the Companies.

(d)                                 Except as set forth on Schedule 3.1(d), no consent, approval, Permit, Order or authorization of, registration, declaration or filing with, or notification to, any Governmental Authority is required (i) in connection with the execution, delivery and performance by a Company of this Agreement or the Related Documents to which such

Company is or will be a party or the consummation by such Company of the transactions contemplated hereby or thereby or (ii) in order to prevent a material breach of, or a material default under, or a termination of, any Material Contract to which a Company is a party or to which any material portion of the property or assets of such Company is subject.

3.2.                            Capitalization; Subsidiaries.

(a)                                 Schedule 3.2(a) sets forth the authorized, issued and outstanding capital stock of each Company (which for the avoidance of doubt is limited to the Shares, and in the case of SMRS, is limited to the SMRS Shares, and in the case of Metro Therapy, is limited to the Metro Shares), which are owned beneficially and of record as set forth on Schedule 3.2(a). Except as set forth on Schedule 3.2(a), no other Equity Interests of the Companies are authorized, issued or outstanding. All of the Shares are duly authorized and validly issued and are outstanding as fully paid and non-assessable, and were not issued in violation in any material respect of the terms of any agreement or other understanding binding upon the applicable Company (including without limitation any preemptive rights in respect thereof) and are free and clear of all Encumbrances (other than restrictions on transfer arising from federal and state securities Laws) and were issued in compliance with all applicable Laws (other than state securities Laws).  There are no declared or accrued but unpaid dividends or other distributions with respect to the Shares.  There are no (a) outstanding securities convertible or exchangeable into Equity Interests of any Company, (b) options, warrants, calls, subscriptions, conversion rights, exchange rights, purchase rights or other rights, agreements or commitments obligating any Company to issue, transfer or sell any Equity Interests or (c) voting trusts, proxies or other agreements or understandings to which any Company is bound with respect to the voting, transfer or other disposition of its Equity Interests.  There are no outstanding or authorized Equity Interest appreciation, phantom Equity Interest, profit participation or similar rights with respect to any Company.  There are no restrictions on the transfer of the Shares other than those arising from federal and state securities Laws.  The Shares have been issued in transactions exempt from registration under the Securities Act and the rules and regulations promulgated thereunder, and no Company has violated the Securities Act in connection with the issuance of the Shares.

(b)                                 No Company owns any direct or indirect Equity Interests in any Person. Except as set forth on Schedule 3.2(b)(i), no Person (other than the Companies) owns any portion of the assets or properties of or used by the Companies. Except for Liabilities assumed in connection with any merger where a Company was the surviving entity of such merger which such mergers are set forth on Schedule 3.2(b)(ii), the Companies have no Liabilities with respect to any dissolved entity or dormant entity.

3.3.                            Financial Statements; Undisclosed Liabilities.

(a)                                 Correct and complete copies of the following financial statements are attached hereto as Schedule 3.3(a): (i) (A) the consolidated balance sheet of each Company as of February 29, 2016, and (B) the related consolidated statements of operations for the two-month period then ended, and (ii) (A) the consolidated balance sheet of each Company as of December 31, 2015 (the “Latest Balance Sheet” and the date thereof being the “Latest Balance Sheet Date”) and December 31, 2014 and (B) the related consolidated statements of operations for the years then ended ((i) and (ii) collectively, the “Financial Statements”).

(b)                                 The Financial Statements (i) have been prepared in accordance with the books and records of such Company, (ii) present fairly in all material respects the consolidated financial position and consolidated results of operation of such Company as of the dates thereof and for the time periods then ended and (iii) have been prepared in all material respects in accordance with GAAP consistently applied in accordance with past practices throughout the period covered thereby.

(c)                                  No Company has any Liabilities with respect to any Indebtedness or Transaction Expenses.

(d)                                 No Company has any Liabilities of a type required to be reflected in, reserved against or otherwise described on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities to the extent reflected in the Latest Balance Sheet and (ii) Liabilities that have arisen since the Latest Balance Sheet Date in the ordinary course of business consistent with past practice (none of which are material (individually or in the aggregate) and none of which relate to a breach of Contract or a violation of Law, Order or Permit, or any Proceedings).

(e)                                  There are no securitization transactions or other “off-balance sheet arrangements” (as that term is defined in Item 303 of Regulation S-K under the Securities Act) to which any Company is party and has any continuing Liability.

3.4.                            Absence of Certain Changes or Events.  Except as set forth on Schedule 3.4, since November 30, 2015, (x) each Company has conducted its business in the ordinary course consistent with past practice, and (y) there has been no Material Adverse Effect and none of the following has occurred:

(a)                                 there has been no amendment or change to the Fundamental Documents of a Company;

(b)                                 there has not been a sale, lease, license or other disposition of any assets or properties shown or reflected on the Latest Balance Sheet of the Companies, other than in the ordinary course of business and consistent with past practice;

(c)                                  no Company has entered into any transaction, business or Contract involving obligations in excess of $75,000;

(d)                                 no Company has (i) amended, renewed (except for automatic renewals) or modified any Material Contract, (ii) entered into a new Material Contract or (iii) terminated a Contract that would have otherwise been a Material Contract if not so terminated;

(e)                                  no Company has created, incurred, assumed or guaranteed more than $25,000 in Indebtedness;

(f)                                   no Company has made loans or advances of borrowed money, or capital contributions to, or equity investments in, any Person;

(g)                                  no Company has granted any license or sublicense of any rights under or with respect to any Intellectual Property owned or licensed by the Company, other than in the ordinary course of business;

(h)                                 no Company has  (i) other than in connection with the JP Morgan Credit Facility, mortgaged, pledged or subjected to any Encumbrance any of its assets or properties; (ii) acquired any (A) assets or properties other than in the ordinary course of business or (B) Equity Interests of another Person or (iii) merged or consolidated with, or otherwise acquired the business of, any Person;

(i)                                     no Company has instituted, compromised or settled any Proceeding involving amounts in excess of $50,000;

(j)                                    entered into any commitment for capital expenditures under which there remains outstanding payment or expenditure obligations of (i) $50,000 or more under any individual commitment or (ii) $150,000 or more in the aggregate under all such commitments;

(k)                                 no Company has deferred capital expenditures in excess of $50,000, other than in the ordinary course of business;

(l)                                     no Company has suffered any loss, damage, or destruction to its assets or properties in an aggregate amount (based upon the cost of repair or replacement) exceeding $50,000, other than to the extent covered by insurance;

(m)                             no Company has entered into, terminated or modified any collective bargaining agreement or other Contract with any union, labor organization or group of employees acting in concert;

(n)                                 there has not been any labor strike, lockout, material dispute or grievance, picketing, work slowdown or work stoppage actually pending or threatened against, involving or affecting a Company and there has not been any union organizing campaign or other effort to establish a labor organization as a collective bargaining representative for employees of a Company or for consultants, independent contractors or leased workers concerning terms and conditions of their engagement to provide services to a Company;

(o)                                 no Company has (i) declared any dividends or distributions that remain unpaid as of the date hereof or made any dividends or distributions other than to Select or any of its Subsidiaries in connection with payments of interest and/or other amounts required to be paid by Select pursuant to the JPM Credit Facility or the U.S. Bank Indenture or (ii) repurchased any Shares or other Equity Interests;

(p)                                 no Company has granted, issued or sold any debt securities or Equity Interests or become a party to any subscriptions, warrants, rights, options, convertible (debt or equity) securities or other agreements or commitments of any character relating to its issued or unissued Shares, or its other Equity Interests, if any, or granted any Equity Interest appreciation or similar rights;

(q)                                 there has been no change in material accounting methods, practices or policies of a Company other than those required by GAAP;

(r)                                    there has been no (i) except in the ordinary course of business consistent with past practice, material increase in or acceleration of the payment of the salary or other compensation payable or to become payable by a Company to any of its board members, officers, employees, independent contractors who are natural persons or consultants who are natural persons, (ii) hiring or termination of any executive officer or any other employee whose base salary is in excess of $150,000 per annum, (iii) amendment, modification or termination of any Benefit Plan set forth on Schedule 3.13, except as required pursuant to the terms thereof or applicable Law, or to maintain the tax-qualified status of such Benefit Plan under Section 401(a) of the Code or (iv) establishment by a Company of any new Benefit Plan;

(s)                                   no Company has entered into, materially modified or terminated any Employment Arrangement with any Person whose annual base salary exceeds $150,000;

(t)                                    there has been no waiver or release of any rights or claims of a Company, including any write-offs, discounts, rebates or other compromise of any accounts receivable, in excess of $25,000 in the aggregate;

(u)                                 there has not been any material change (i) in the time or manner in which a Company pays its payables to suppliers and vendors, (ii) in the collection of receivables and (iii) in the practice of providing rebates or other discounts except in each case in the ordinary course of business consistent with past practice;

(v)                                 no Company has (i) made, rescinded or changed any election with respect to Taxes, (ii) changed any Tax accounting period, (iii) adopted or changed any method of Tax accounting, (iv) filed any amended Tax Return, (v) entered into an agreement with respect to Taxes with any Governmental Authority (including a “closing agreement” under Code section 7121) or (vi) surrendered any right to claim a refund for Taxes; or

(w)                               no Company has agreed to do anything set forth in this Section 3.4.

3.5.                            Title to Assets.

(a)                                 Each Company has good and valid title to the material tangible assets, machines, equipment, tangible properties and interests in tangible properties, real, personal or mixed, reflected on the Latest Balance Sheet or acquired after the Latest Balance Sheet Date (except inventory or other tangible property sold or otherwise disposed of since the Latest Balance Sheet Date in the ordinary course of business and accounts receivable and notes receivable paid in full subsequent to the Latest Balance

Sheet Date), free and clear of all Encumbrances, of any kind or character, except for those Encumbrances set forth in Schedule 3.5 and Permitted Encumbrances.  The tangible assets, machines, equipment, tangible properties and other tangible personal property assets of the Companies, taken as a whole, are in good operating condition and repair (ordinary wear and tear excepted), and except for those services to be provided under the Transition Services Agreement, are sufficient for the continued conduct of the Company Business substantially in the same manner as currently conducted and constitute all of the tangible property and tangible assets necessary to conduct the Company Business substantially in the same manner as currently conducted.

3.6.                            Owned Real Property.  Each Company does not own and has not at any time in the past five (5) years owned any real property.

3.7.                            Leased Real Property.

(a)                                 Schedule 3.7(a) contains a true, correct and complete list and brief description, including the common street address, of all real property in which any Company has a leasehold interest held under leases, subleases, licenses and/or other types of occupancy Contracts (collectively, the “Real Property Leases”).  The real property in respect of which any Company is party to any Real Property Leases (the “Real Property”) constitutes all real properties used or occupied by such Company in connection with the Company Business. Except as set forth on Schedule 3.7(a), each Real Property Lease is valid and binding on such Company and, to such Company’s Knowledge, on the other parties thereto and is in full force and effect, except as may be affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights and remedies generally, or by general equity principles.

(b)                                 With respect to the Real Property, except as set forth on Schedule 3.7(b):

(i)                                     each Real Property Lease is in writing and is duly executed, and true and complete copies of the Real Property Leases (including all material amendments, modifications or supplements thereto) have been made available to the Buyer and/or its agents by the Companies. None of the Real Property Leases have been amended, modified or supplemented in any material respect, except to the extent that such amendment, modification or supplement is disclosed and made available to the Buyer;

(ii)                                  to the Knowledge of each Company, no Company’s possession and quiet enjoyment of the rights and benefits granted to such Company under each Real Property Lease have been disturbed in any material respect and there are no known material disputes with respect to any Real Property Lease;

(iii)                               none of the other parties to the Real Property Leases is an Affiliate of, or otherwise has any economic interest in, a Company;

(iv)                              within the last eighteen (18) months, no Company has received written notice of any pending or threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to the Real Property, and within the last eighteen (18) months, such Company has not received written notice from any Governmental Authority or other Person that the use and occupancy of any of the leased real property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violates in any material respect any deed restrictions, applicable law consisting of building codes, zoning, subdivision or other land use or similar Laws;

(v)                                 there are no Contracts to which a Company is party, granting to any other party the right of use or occupancy of any portion of the Real Property;

(vi)                              there are no parties (other than a Company) in possession of any portion of the Real Property; and

(vii)                           no Company or, to the Knowledge of such Company, any other party to a Real Property Lease is in breach or default under such Real Property Lease, and to the Knowledge of such Company, no event has occurred or circumstance exists which, including the execution and delivery of this Agreement and the Related Documents or the consummation of the transactions contemplated hereby and thereby, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of payments due, under such Real Property Lease.

3.8.                            Intellectual Property.

(a)                                 Schedule 3.8(a) sets forth a list of all registrations for and applications to register Patents, Trademarks, domain names and Copyrights, owned by the Companies, setting forth as to each such item, as applicable, the jurisdiction in which such item is pending or registered, the date of application or registration, and the application or registration number, and all material unregistered Trademarks.  The software owned by the Companies is not subject to any source code escrow or other agreement providing for the disclosure or release of source code owned by any of the Companies upon the occurrence of specific events or the existence of specific conditions.

(b)                                 Schedule 3.8(b) sets forth a list of all license, royalty or other agreements material to the business of each Company under which (i) such Company grants a license, covenant not to sue or other right to any third party under any Intellectual Property owned by such Company (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice in connection with the sale or licensing of the products or services of such Company), (ii) such Company is granted a license, covenant not to sue or other right under any Intellectual Property owned by any of the Sellers or their Affiliates (other than the Companies) or a third party (excluding any agreements for commercially available off-the-shelf software having a replacement cost of less than $50,000 per annum) or (iii) any material Intellectual Property that has been developed for or by any of the Companies, (collectively, “IP Contracts”).

(c)                                  Except as set forth on Schedule 3.8(c):

(i)                                     a Company is the sole and exclusive owner of the items listed in Section 3.8(a), free and clear of all Encumbrances (other than Permitted Encumbrances), there are no pending proceedings before any Governmental Authority alleging that any of the items listed in Section 3.8(a) are invalid or unenforceable, and, to the Knowledge of each Company, each item listed in Section 3.8(a) is valid and enforceable;

(ii)                                  to the Knowledge of the Company, the current and former products and services and conduct of the businesses of the Companies as currently and formerly conducted in the last two (2) years, have not infringed, misappropriated or otherwise violated and do not infringe or misappropriate any Intellectual Property of any third party.  Neither Company has received, within the last two (2) years, any written notice alleging the foregoing or challenging the ownership, validity, enforceability or use of any Intellectual Property owned by any of the Companies;

(iii)                               to the Knowledge of each Company, no third party is infringing,  misappropriating or otherwise violating any Intellectual Property owned by such Company;

(iv)                              The Companies have taken commercially reasonable efforts to maintain all material registered Intellectual Property owned by any Company;

(v)                                 all current and former employees and contractors of the Companies who have developed, created, conceived, or reduced to practice any material Intellectual Property for any of the Companies has assigned or is obligated to assign ownership of all such Intellectual Property to one of the Companies under a written agreement or by operation of law;

(vi)                              to the Knowledge of each Company, such Company is currently conducting and has conducted its businesses in material compliance with all applicable Privacy Laws.  No Personal Information has been (i) collected by the Companies in material violation of any Privacy Laws, or (ii) transferred or disclosed by the Companies to any third party in material violation of any Privacy Laws or Contracts relating to such Personal Information.    No Company has received a written complaint in the last two (2) years regarding the collection, use, processing, storage or disclosure of Personal Information or, to the Knowledge of each Company, experienced in the last two (2) years any material breach of security or other unauthorized access by third parties to any Trade Secrets, including any Personal Information in the possession, custody or control of any of the Companies or any of their service providers;

(vii)                           no Company has in the last two (2) years agreed to indemnify (other than pursuant to customer agreements or professional services agreements entered into in the ordinary course of business consistent with past practice), or indemnified, any third party for or against any infringement or other violation of any Intellectual Property; and

(viii)                        the IT Assets are sufficient for the operation of the businesses of the Companies as currently conducted and, to the Knowledge of each Company, free from material bugs, defects, viruses and malware and have not malfunctioned or failed within the past two (2) years in a manner that materially disrupted the business of the Companies.  Each Company has implemented commercially reasonable backup, security and disaster recovery measures and technology and, to the Knowledge of the Companies, the IT Assets have not suffered any security breach, and, to the Knowledge of the Companies, no Person has obtained unauthorized access to any IT Assets, within the past two (2) years.

(d)                                 Subject to Section 5.8(a), all Intellectual Property material to the businesses of the Companies as currently conducted shall continue to be owned or available for use by the Companies on substantially similar terms and conditions immediately following the Closing.

3.9.                            Contracts.

(a)                                 Except as set forth on Schedule 3.9(a) (together with the IP Contracts, the “Material Contracts”), no Company is a party to any of the following (other than any Benefit Plan or Employment Arrangement):

(i)                                     any collective bargaining agreements;

(ii)                                  Affiliate Agreements;

(iii)                               (A) leases or similar Contracts under which such Company is lessee of, or holds or uses, any machinery, equipment or vehicle or other tangible personal property owned by a third party or (B) Contracts (including any group of related Contracts with the same Person) for the purchase or sale of any tangible assets or other tangible personal property (including without limitation supplies, equipment or materials); in each case, that has an aggregate continuing liability in excess of $50,000 per year or $100,000 in the aggregate and that is not terminable by such Company on not more than thirty (30) days’ notice without penalty or premium;

(iv)                              all mortgages, indentures, notes, bonds or other agreements relating to Indebtedness incurred or provided by such Company in an amount in excess of $25,000 (other than (A) endorsements for the purpose of collection in the ordinary course of business and (B) advances to employees of such Company in the ordinary course of business);

(v)                                 all Contracts to supply goods or services to such Company involving amounts in excess of $500,000 in the most recent fiscal year or $1,000,000 in the aggregate (other than any Employment Arrangements);

(vi)                              all sales agent, sales representative or distribution agreements involving amounts in excess of $50,000 in the most recent fiscal year or $100,000 in the aggregate;

(vii)                           all Contracts materially restricting such Company from freely engaging in its respective Company Business anywhere in the world;

(viii)                        limited liability company agreement, partnership agreement, joint venture agreement or other similar agreement or arrangement (other than the

Fundamental Documents of any Company or any agreement between the Companies);

(ix)                              Contract that relates to the disposition or acquisition of equity or all or substantially all of the assets or equity of the Companies or any other Person by any Company, or any merger, consolidation or business combination with respect to any Company;

(x)                                 Contract for any settlement agreement in respect of a Proceeding providing for payments in excess of $25,000;

(xi)                              Contract granting to any Person (other than a Company) an option or a first refusal, first offer or similar preferential right to purchase or acquire any material assets of a Company, other than in the ordinary course of business consistent with past practice;

(xii)                           Contract with a Top Revenue Customer;

(xiii)                        any Contract that provides for any special rebate, discount or similar programs to any customer or supplier, other than in the ordinary course of business consistent with past practice;

(xiv)                       any management or similar agreement to provide management and administrative services to a professional corporation as such arrangement may be required for such Company’s operations in compliance with New York or other state law;

(xv)                          Company Government Contract involving amounts in excess of $500,000 in the past fiscal year; and

(xvi)                       any Contract with any staffing company, temporary employee agency, professional employer organization or other similar company or agency that is not terminable by such Company on not more than thirty (30) days’ notice.

(b)                                 Each Material Contract is in full force and effect, constitutes the legal, valid and binding obligation of the respective Company and, to the Company’s Knowledge the other parties thereto, and is enforceable in accordance with their respective terms.  Each Company and, to the Knowledge of such Company, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under, and are not in default in any material respect under, any of such Material Contracts.  Each Company has not received any written claim during the last year from any other party to any such Material Contract that such Company has breached any obligations to be performed by it thereunder in any material respect.  There exists no material default, or any event, including the execution and delivery of this Agreement and the Related Documents or the consummation of the transactions contemplated hereby and thereby, which upon the giving of notice or the passage of time, or both, would give rise to a claim of a material default in the performance by a Company or any other party of their respective obligations under a Material Contract.  The

Companies have furnished or have caused to be furnished to the Buyer true and complete copies of all Material Contracts.

(c)                                  To the Knowledge of each Company, the Companies are not party to any legally binding oral agreement that would otherwise be a Material Contract if such agreement was in writing.

3.10.                     Litigation.

(a)                                 Except as set forth on Schedule 3.10(a), there are no Proceedings pending or, to the Knowledge of a Company, threatened in writing against such Company, or pending or threatened in writing against any of their officers or directors or the employees) (whether at law or in equity), including Proceedings before or by any Governmental Authority.

(b)                                 Except as set forth on Schedule 3.10(b), (i) there are no Orders of any Governmental Authority or arbitrator applicable to such Company or any of its respective properties or assets and (ii) there has not been a Proceeding that (A) resulted in any criminal sanctions or (B) within the last two (2) years, resulted in payments in excess of $10,000, in each case by or against any Company or, to the Knowledge of any Company, any of their respective officers, directors, employees or independent contractors (whether as a result of a judgment, civil fine, settlement or otherwise) based on acts or omissions for or on behalf of such Company.

3.11.                     Compliance with Laws; Governmental Authorizations.

(a)                                 Except as set forth on Schedule 3.11(a)(i), each Company during the last five (5) years has been and currently is in compliance in all material respects with all Laws, Orders or Permits applicable to its assets, properties, businesses and operations, including, without limitation, any laws with respect to the corporate practice of physical therapy, occupational therapy and/or speech-language pathology. No investigation or review by any Governmental Authority with respect to such Company is pending or, to the Knowledge of each Company, threatened, nor has any Governmental Authority notified such Company in writing of its intention to conduct the same. Except as set forth on Schedule 3.11(a)(ii) or would not have a material impact on the Companies, each Company has all material Permits necessary for its operations and the conduct of the Company Business, such material Permits are in full force and effect, such Company has not received written notice of any violations in respect of any thereof, no Proceeding is pending or, to the Knowledge of the Companies, threatened to revoke or limit any thereof.  Schedule 3.11(a)(iii) contains a correct and complete list of all material Permits under which a Company is operating or by which it or any of its respective assets or properties is bound, and the Companies have furnished or caused to be furnished to the Buyer correct and complete copies thereof.

(b)                                 Except as set forth on Schedule 3.11(b), during the last five (5) years, each Company and, with respect to their activities as an officer, director or employee of either Company, each of their respective officers, directors, and, to the Knowledge of each

Company, each of their employees, is in compliance in all material respects with, and each Company has currently and has had compliance programs including policies and procedures reasonably designed to cause such Company and its directors, officers, agents and employees to be in compliance with (i) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and any applicable state anti-kickback law, (ii) the Federal False Claims Act, 31 U.S.C. § 3729, and any applicable state false claim or fraud law, (iii) the Federal civil monetary penalty statute, 42 U.S.C. § 1320a-7a(a)(5), (iv) the Federal Physician Self-Referral Law, 42 U.S.C. §§ 1395nn et seq., and any applicable state physician self-referral law, (v) any applicable state law restricting physical therapists, occupational therapists or speech-language pathologists (the “Therapists”) from sharing fees with non-professionals or being employed by an entity that is not owned by licensed Therapists, and (vi) any other Law that affects reimbursement or right to payment from, or participation in state or Federal Health Care Programs. Arrangements between SMRS and Kessler Core PT, OT and Speech Therapy at New York, LLC are in compliance in all material respects with all applicable Laws.

(c)                                  Each Company (i) is in good standing in all material respects under all federal health care programs (as such term is defined in 42 U.S.C. § 1320a-7b(f)) (“Federal Health Care Programs”), including the Medicare and Medicaid programs, and with the health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans and other third-party reimbursement and payment programs in which such Company is a participating provider (collectively with the Federal Health Care Programs, the (“Payment Programs”), with no pending or, to the Knowledge of such Company, threatened terminations, cancellations, amendments, changes or modifications to the participation by such Company and (ii) is in compliance in all material respects with all applicable provider participation requirements of the Payment Programs. Neither Company has failed to file any material statement, report, information or form required by any Federal Health Care Programs, and all such filings or submissions were in compliance in all material respects with applicable Laws or other legal requirements when filed and no deficiencies have been asserted with respect to any such filings or submissions.

(d)                                 Neither Company and none of their respective officers, directors, or, to the Knowledge of each Company, employees or independent contractors providing items or services payable, directly or indirectly, by any Federal Health Care Program on behalf of such Company is currently or, during any period when such Person was providing service on behalf of the Companies, was (i) excluded, debarred, suspended, or disqualified from participation in any Federal Health Care Program, or knows of any circumstance which, with the passage of time or otherwise, is likely to result in either Company being excluded, debarred, suspended, or disqualified from participation in any Federal Health Care Program, (ii) subject to an actual, pending or to the Knowledge of either Company, threatened Proceeding or a final adverse action, as that term is defined in 42 U.S.C. § 1320a-7e(g), based on acts or omissions for or on behalf of such Company or has received any information or notice, or become aware, by any means or methods, that he, she or it is the subject of or target of any such Proceeding, (iii) convicted of any crime relating to the delivery of any item or service under any Federal Health Care Program or the provision of health care services based on acts or omissions for or on behalf of such

Company, or (iv) party to any Corporate Integrity Agreement, Deferred Prosecution Agreement, monitoring agreement, consent decree, settlement orders or similar agreements with or imposed by any Governmental Authority based on acts or omissions for or on behalf of such Company.  Each Company regularly conducts checks of all employees and, from time to time, conducts checks of all contractors, agents and representatives providing health care services reimbursed by a Federal Health Care Program for or on behalf of such Company on the Department of Health and Human Services Office of Inspector General List of Excluded Individuals/Entities and the General Services Administration System for Award Management.

(e)                                  For the previous five (5) years, neither Company has received any written notice either denying payment or seeking, threatening, requesting or claiming recoupment under any Payment Program with respect to items or services provided by such Company, other than (a) for claims rejected or payments recouped in the ordinary course of business and (b) those which have been finally resolved in any settlement for an amount less than $10,000.  For the previous five (5) years, except for routine audit/claim adjustments, all billing by, or on behalf of, a Company under any Payment Program, including to worker’s compensation and private insurance companies, has been in compliance in all material respects with applicable Payment Programs requirements.  Each Company: (1) has no material reimbursement dispute with any Payment Programs; and (2) has not knowingly retained any overpayment or failed to refund any amount due any Payment Program payor in violation of applicable Law. Neither Company is subject to (i) a “focused review” or “probe review” of claims, payments or practices by Medicare, or any applicable carrier, fiscal intermediary or delegated agent of CMS, (ii) a settlement agreement, “Corporate Integrity Agreement,” “Certification of Compliance Agreement,” “Deferred Prosecution Agreement” or similar government-mandated compliance program or compliance reporting, (iii) to the Knowledge of such Company, a decertification action or assertion, or (iv) written demand for repayment or overpayment or offset by Medicare or Medicaid.

(f)                                   All employees, agents, independent contractors and representatives of each Company who provide services at or for the benefit of any assisted living, independent living, skilled nursing or other health care facility (“Facility Staff”) (i) are duly licensed, permitted, credentialed, certified and registered, as applicable, in accordance in all material respects with all applicable laws to the extent necessary to perform their respective services and essential job functions, including any provider numbers necessary for Federal Health Care Programs; and (ii) have undergone and successfully passed drug testing, background and criminal record checks and periodic (no less than annual) health screens and all other applicable requirements of any Governmental Authority applicable to individuals with direct access to patients, except where the failure to pass such tests, checks or screens would not be material to the Companies.

(g)                                  Each Company is in compliance in all material respects with the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 and regulations adopted pursuant thereto and the privacy and security provisions of the Health Information Technology for Economic and Clinical

Health Act of 2009 and regulations adopted pursuant thereto, including 45 C.F.R. Parts 160, 162 and 164, as such statutes and regulations may be amended from time to time (collectively, “HIPAA”) and all applicable state Laws related to privacy and security of health information.

3.12.                     Environmental Matters.

(a)                                 Except as disclosed on Schedule 3.12(a):

(i)                                     Each Company is conducting and, for the three (3) years preceding the Closing Date, has conducted its operations in material compliance with all Environmental Laws and Environmental Permits.

(ii)                                  Each Company has all material Environmental Permits.

(iii)                               Each Company has not received any unresolved written notice, citation, summons, order, or complaint from any Governmental Authority and is not subject to any litigation with respect to the violation or alleged violation of or liability or alleged liability under Environmental Laws on behalf of such Company and, to the Knowledge of each Company, no such litigation, notice, citation, summons, order or complaint is threatened.

(iv)                              Each Company has not received any written unresolved request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any release or threatened release of Hazardous Materials.

(v)                                 No material consent, approval or authorization of or registration or filing with any Governmental Authority is required with respect to Environmental Laws or Environmental Permits in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(vi)                              There have been no releases of Hazardous Materials by a Company at the real property subject to the Real Property Leases during any of the Company’s leasehold, and none of the Companies have released Hazardous Materials at any real property formerly owned or leased by each Company except for such releases that would not result in material liability to the Company.

(vii)                           None of the Companies have expressly assumed, undertaken, or provided an indemnity with respect to any material or potentially material liability of any other Person under Environmental Laws.

(viii)                        Each Company has provided to Buyer true and complete copies of any and all material pleadings, environmental reports (including, without limitation, Phase I environmental site assessment reports, compliance assessments, and analytical results) or current Environmental Permits, or other documents related to such pleadings, environmental reports or Environmental

Permits and concerning Environmental Laws or Hazardous Materials in the Companies’ possession or control.

3.13.                     Employee Benefit Matters.

(a)                                 Set forth on Schedule 3.13 is a true and complete list of each material Benefit Plan. For purposes of this Agreement, the term “Benefit Plan” means (i) any “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and (ii) each other retirement, post-retirement, pension, non-qualified deferred compensation, disability, vacation, leave of absence, health benefit, welfare benefit, fringe benefit, life insurance, accident insurance, disability insurance, severance, change-in-control, employment, stock-based, option, bonus, or incentive plan, program or agreement currently maintained or contributed to by any of the Companies, the Sellers or any of their respective direct or indirect parent entities for the benefit of any current or former director, officer or employee of each Company.  Schedule 3.13 also identifies each material Benefit Plan sponsored by a Company.

(b)                                 As applicable, with respect to each of the material Benefit Plans maintained solely by a Company, true and complete copies of (i) all plan documents (including all amendments and modifications thereof), (ii) the last three (3) filed Form 5500 series and all schedules thereto, as applicable, (iii) copies of the most recent determination, opinion or advisory letter, if any, issued with respect to such Benefit Plans, (iv) the three (3) most recent actuarial valuations or financial statements, and (v) all related trust agreements, insurance contracts, third-party administrator agreements and other funding agreements which implement such Benefit Plans have been made available to Buyer.

(c)                                  Each Benefit Plan has been funded, maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and all other applicable laws.

(d)                                 All Benefit Plans which are “employee pension benefit plans” within the meaning of section 3(2) of ERISA and which are intended to meet the qualification requirements of section 401(a) of the Code (each a “Pension Plan”) have received a favorable determination, opinion or advisory letter from the Internal Revenue Service (“IRS”) to the effect that such Pension Plans are qualified, and no determination, opinion or advisory letter with respect to any Pension Plan has been revoked, nor to the Knowledge of each Company is any such revocation threatened.

(e)                                  Neither the Companies nor any member of such Company’s controlled group of organizations (within the meaning of section 414 of the Code) (i) sponsors, maintains, contributes to or is required to contribute to, or has any liability that would become a liability of any Company with respect to any plan that is subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA, including a “multiemployer plan”

within the meaning of section 3(37) of ERISA, nor (ii) has any outstanding “withdrawal liability” (within the meaning of section 4204 of ERISA).

(f)                                   There are no (i) pending, or to the Knowledge of each Company, threatened audits or investigations by any Governmental Authority involving the Benefit Plans, or (ii) pending, or to the Knowledge of each Company, threatened claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto that would reasonably be expected to result in liability to any Company.

(g)                                  No Benefit Plan provides death or medical benefits beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under a Benefit Plan qualified under section 401(a) of the Code.

(h)                                 There are no promised undertakings by a Company to create or terminate any Benefit Plan sponsored solely by one or both of the Companies or to increase benefits under any Benefit Plan sponsored solely by one or both of the Companies (other than as may be required by Law).

(i)                                     Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any current or former employee, director, officer, independent contractor who is a natural person or consultant who is a natural person of any Company to a payment (including severance, unemployment compensation, golden parachute payment, bonus or otherwise), (ii) accelerate the time of payment or vesting, trigger any payment of compensation or benefits or forgiveness of indebtedness under, increase the amount payable under, or trigger any other material obligation pursuant to any of the Benefit Plans, with respect to any current or former employee, director, officer, independent contractor who is a natural person or consultant who is a natural person of any Company, (iii) obligate Buyer or its Affiliates (including the Companies following the Closing) to continue any of the Benefit Plans, or (iv) result in any breach or violation of, or a default under, any of the Benefit Plans.  No Benefit Plan, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code, as a result of the consummation of the transactions contemplated hereby, whether alone or together with any other event (as determined without regard to the exceptions provided for in Section 280G(b)(5) of the Code).  Neither Company has agreed to pay, gross up, or otherwise indemnify any employee or contractor for any Taxes imposed under Section 409A or Section 4999 of the Code.

(j)                                    The representations and warranties in Section 3.4(r), Section 3.4(s) and this Section 3.13 are the sole and exclusive representations and warranties of the Companies regarding employee benefit matters.

3.14.                     Taxes.

(a)                                 As used in this Agreement:

(i)                                     “Tax” or “Taxes” federal, state, local and non-U.S. net income, capital gains, gross income, gross receipts, net receipts, sales, use, transfer, ad valorem, value added, franchise, profits, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, registration, recording, occupation, premium, personal property, real property, unclaimed property, social security, environmental (including Section 59A of the Code), alternative or add-on, windfall profits or other tax or customs duties or amount imposed by (or otherwise payable to) any Taxing Authority together with any interest, penalties, additions to tax, and additional amounts assessed, imposed or otherwise due or payable under applicable Laws with respect to Taxes, in each case whether disputed or not;

(ii)                                  “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or attachment thereto and any other related or supporting information), and any amendments, filed with or required to be filed with any Taxing Authority or third party; and

(iii)                               “Taxing Authority” means any federal, state, local or non-U.S. Governmental Authority responsible for the administration of Taxes.

(b)                                 Except as set forth on Schedule 3.14:

(i)                                     each Company has timely filed or caused to be filed all income and other material Tax Returns required to be filed (taking into account any available extensions) and has timely paid or caused to be paid all Taxes, if any, due and payable with respect to such Tax Returns (whether or not shown to be due on such Tax Returns);

(ii)                                  there are no material Encumbrances for Taxes upon the Companies or their assets, except for Permitted Encumbrances;

(iii)                               neither Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes, which waiver or extension has not terminated or expired;

(iv)                              there is no action, suit, proceeding, audit, claim, written assessment or judgment now pending, or to the Knowledge of each Company, threatened against such Company in respect of any Tax or Tax Return of any Company;

(v)                                 since January 1, 2013 neither Company has received a written notice from any Taxing Authority that such Company is required to pay Taxes or file Tax Returns in a jurisdiction in which such Company does not file Tax Returns or pays Taxes;

(vi)                              each Company has timely and properly withheld, and paid over to the appropriate Taxing Authority, (i) all amounts from payments to its employees, agents, contractors, nonresidents, shareholders, lenders, and other Persons and (ii)

all sales, use, ad valorem, and value added Taxes, in each case to the extent required by applicable Law;

(vii)                           neither Company has ever been a member of any Affiliated Group other than a Select Consolidated Group;

(viii)                        neither Company is liable for Taxes of any other Person (other than members of a Select Consolidated Group) as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws) or contractual liability.  Neither Company is a party to any contract that would require it to share any Tax benefits with another Person (other than a contract or arrangement among members of the Select Consolidated Group that will be terminated under Section 5.4(h)(iii));

(ix)                              neither Seller nor either Company has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request that is pending with any Taxing Authority that relates to the Taxes or Tax Returns of such Company;

(x)                                 no power of attorney granted by either Company with respect to any Taxes is currently in force;

(xi)                              neither Company has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constitute a distribution of shares under Section 355(i) of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement;

(xii)                           neither Company is required to include an item of income, or exclude an item of deduction, for any period after the Closing date as a result of (A) an installment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws, (B) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (C) any prepaid amounts received on or prior to the Closing Date; (D) a change in method of accounting requested or occurring with respect to a Pre-Closing Tax Period; (E) an agreement entered into with any Taxing Authority (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date; or (F) an election (including a protective election) pursuant to Section 108(i) of the Code;

(xiii)                        neither Company owns an interest in any Flow-Thru Entity;

(xiv)                       neither Company has any item of income, gain, loss, expense, or deduction that remains deferred under the intercompany transaction rules of Treasury Regulation Section 1.1502-13 (or similar provision of state, local, or non-U.S. laws);

(xv)                          the Sellers’ disposition of the shares of each Company will not result in a reduction in any Tax attribute (as set forth in Treasury Regulation Section 1.1502-34(d)(4)) of such Company pursuant to Treasury Regulation Section 1.1502-36; and

(xvi)                       neither Company is party to any contract (other than a contract among members of the Select Consolidated Group that will be terminated under Section 5.4(h)(iii)) that, in connection with the receipt of a Tax refund by such Company, would give rise to a payment obligation by such Company to any Person.

(c)                                  The Tax Representations are the sole and exclusive representations and warranties of the Companies regarding Tax matters. The representations and warranties in this Section 3.14 (other than the Special Tax Representations) may be relied only for Pre-Closing Tax Periods and may not be relied on for any Post-Closing Tax Periods; provided, that reliance on the Special Tax Representations shall expire on the 61st day following the expiration of the statute of limitations for the assessment of any Tax with respect to (i) all Income Tax Returns filed by the Select Consolidated Group for any Tax year ending on or before the year that includes the Closing Date or (ii) all Income Tax Returns of such Company filed for Pre-Closing Tax Periods, as applicable.

3.15.                     Employee Relations.

(a)                                 Schedule 3.15(a) is an accurate and complete list of the employees of each of the Companies as of March 22, 2016 including, for each employee, the employing entity, and current monthly base salary (or wage rate).  Except as set forth on Schedule 3.15(a), the employment of all employees is “at will” and may be terminated by the employing entity at any time, for any reason or no reason, subject to applicable law.

(b)                                 Each Company has provided or made available to Buyer current and complete copies of each written non-competition or non-solicitation agreement with any employee, consultant or independent contractor of any Company. To the Knowledge of each Company, no employee, consultant or independent contractor is in breach of any non-competition agreement as a result of providing services to any Company.

(c)                                  Except as disclosed on Schedule 3.15(c), each Company is not: (i) a party to or otherwise bound by any collective bargaining or other agreement with a trade union; (ii) a party to, involved in or, to the Knowledge of each Company, threatened by, any unfair labor practice charge before the National Labor Relations Board and, to the Knowledge of each Company, no event has occurred or circumstances exists which would give rise to or serve as a valid basis for the commencement of any such charge against any Company; (iii) currently negotiating any collective bargaining agreement and no Person has applied to be certified as the bargaining agent of any employee of such Company, (iv) experiencing and has not experienced any strike or collective work stoppage during the last twelve (12) months,  and, to the Knowledge of each Company, none are threatened, and (v) to the Knowledge of each Company, the subject of any investigation or audit by any Governmental Authority responsible for the enforcement of labor or employment laws.

(d)                                 Each of the Companies, as applicable, has paid in full to all applicable employees and former employees any wages, salaries, commissions, bonuses, benefits, compensation, overtime, cash outs of accrued unused vacation, paid time-off or other leave and severance and any other amounts due upon termination of employment that are due and payable.

(e)                                  Except as set forth on Schedule 3.15(e), each of the Companies is in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and ordinances respecting employment, employment practices, terms and conditions of employment, compensation and hours of work, in each case, with respect to current and former employees and independent contractors of the Companies.

3.16.                     Insurance.  Schedule 3.16 contains a correct and complete list of all policies of workers’ compensation, property and casualty, liability, theft, fidelity, business interruption, life, fire, product liability, health and other material forms of insurance held by the Companies for the benefit of the Companies, specifying the insurer, amount of coverage, type of insurance and policy number.  The Companies have not defaulted in respect of making payments (premium payments or otherwise) in connection therewith, during the last three (3) years.  As of the date hereof, no written, or to the Knowledge of each Company, oral notice of cancellation, termination, material reduction in coverage or material increase in required payments (whether of premiums or otherwise) or deductibles has been received by any Company with respect to the policies and/or Contracts described above. The insurance coverage maintained for the benefit of the Companies during the three (3) year period preceding the Closing Date has been continuously in force, limits have not been exhausted or impaired, claims relating to the Companies have been reported in a timely manner, and there are no claims or litigation relating to the Companies being defended by insurance companies under a reservation of rights basis. The representations and warranties set forth in this Section 3.16 do not apply to insurance maintained or provided in connection with any Benefit Plan.

3.17.                     Brokers.  Except for the Broker, no Company has retained a broker, finder, investment banking firm, financial advisor, agent or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement or the Related Documents to which such Company is a party, and no other Person is or will be entitled to receive any broker’s, finder’s, investment banker’s, financial adviser’s or similar fee in connection with this Agreement, the Related Documents to which such Company is party or any of the transactions contemplated hereby or thereby based upon arrangements made by or on behalf such Company.

3.18.                     Related Transactions. Except as set forth on Schedule 3.18, and except for compensation paid or payable by each Company to bona-fide employees of such Company, as applicable, in the ordinary course of business, (a) no existing or former employee, director, officer, manager or existing or former equityholder (including the Sellers) of either Company is now (i) a party to any transaction or Contract with the Company or any of their respective employees, directors, officers or managers, or (ii) has any interest in any property (real, personal or mixed and whether tangible or intangible), used in or pertaining to the Company Business of the Companies as currently conducted, and (b) no director or executive officer of either Company is now the direct or indirect owner of an interest in any customer of such Company (other than non-affiliated holdings of less than 1% of the capital stock of publicly-held companies).

3.19.                     Customers and Suppliers.

(a)                                 Schedule 3.19(a) sets forth a list of the top twenty-five (25) customers of each Company by dollar revenue of sales or licenses of goods and services for the year ending December 31, 2015 (the top ten (10) of such customers of each Company being the “Top Revenue Customers”) and the revenue from each such customer of each Company for the year ending December 31, 2015.  No Company has received any written, or to the Knowledge of such Company, oral notice that any of its Top Revenue Customers have ceased, or intend to cease after the Closing, to use such Company’s goods or services, or to otherwise terminate or materially reduce or change its relationship with such Company (whether as a result of the consummation of the transactions contemplated by this Agreement or the Related Documents or otherwise).

(b)                                 Schedule 3.19(b) sets forth a list of each supplier of goods and services or other vendor that either Company has paid consideration for goods or services in excess of $50,000 for the year ending December 31, 2015 (the “Suppliers”) and the dollar volume paid to each such supplier for the year ending December 31, 2015.  No Company has received any written, or to the Knowledge of each Company, oral notice that any of its Suppliers have ceased, or intend to cease after the Closing, to supply goods or services to such Company, or to otherwise terminate or materially reduce or change its relationship with such Company (whether as a result of the consummation of the transactions contemplated by this Agreement or the Related Documents or otherwise).

3.20.                     Bank Accounts.  Schedule 3.20 sets forth a true and correct list of the names and locations of all banks and other financial institutions at which each Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers and the Companies that the statements in this Article IV are true and correct as of the date of this Agreement:

4.1.                            Organization.  Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has all requisite limited liability company power and authority to execute, deliver, and perform this

Agreement, the Related Documents to which Buyer is a party and to consummate the transactions contemplated hereby and thereby.

4.2.                            Authority and Enforceability; No Conflict.

(a)                                 The execution, delivery and performance of this Agreement, the Related Documents to which the Buyer is party to and the other agreements and instruments to be executed by the Buyer in connection herewith and therewith, and the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on behalf of the Buyer. This Agreement, the Related Documents to which Buyer is a party and such other agreements and instruments have been duly and validly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Sellers, the Companies and the other parties hereto and thereto, constitute the valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights and remedies generally, or by general equity principles.

(b)                                 The execution, delivery and performance by the Buyer of this Agreement, the Related Documents to which the Buyer is a party and the other agreements and instruments to be executed by the Buyer in connection herewith and therewith, and the consummation by the Buyer of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both, (i) conflict with, or result in any violation of, or cause a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require consent, or give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any benefit under, the terms or provisions of (A) the Fundamental Documents of the Buyer or (B) any material Contract, material Order or material Permit to which the Buyer is a party or by which the Buyer or its material property or assets may be bound or (ii)  violate any Laws applicable to the Buyer or any of its material properties; except, in the case of clauses (i)(B) and (ii) above, to the extent that such conflicts, requirements to obtain consent, violations, rights of any Person or Encumbrances, in the aggregate would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Related Documents to which the Buyer is a party.

4.3.                            Consents.  Except as set forth on Schedule 4.3, no consent, approval, Permit, Order or authorization of, registration, declaration or filing with, or notification to, any Governmental Authority is required in connection with the execution, delivery and performance by the Buyer of this Agreement or the Related Documents to which the Buyer is a party or the consummation by the Buyer of the transactions contemplated hereby or thereby. No Law or Order prohibits the Buyer from consummating the transactions contemplated by this Agreement or the Related Documents to which the Buyer is a party.

4.4.                            Litigation.  There are no (i) outstanding Orders against the Buyer, (ii) Proceedings pending or, to the knowledge of the Buyer, threatened against the Buyer that (A) challenge or seek to enjoin or delay this Agreement, any Related Document to which the Buyer is a party or the transactions contemplated hereby or thereby, (B) would materially adversely affect Buyer’s ability to perform its obligations under, or (C) seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by, this Agreement, any Related Document to which the Buyer is a party or to consummate the transactions contemplated hereby or thereby.

4.5.                            Brokers.  The Buyer has not retained a broker, finder, investment banking firm, financial advisor, agent or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement or the Related Documents, and no other Person is or will be entitled to receive any broker’s, finder’s, investment banker’s, financial adviser’s or similar fee in connection with this Agreement, the Related Documents or any of the transactions contemplated hereby or thereby based upon arrangements made by or on behalf the Buyer.

4.6.                            Purchase for Investment.  Buyer is acquiring the Shares sold under this Agreement for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”).  Buyer has been advised and understands that the Shares have not been registered under the Securities Act, on the grounds that no distribution or public offering of the Shares is to be effected. Buyer has been further advised and understands that no public market now exists for the Shares or any of the other securities issued by the Companies and that a public market may never exist for the Shares. Buyer acknowledges and agrees that the Shares acquired hereunder may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of without registration under applicable securities laws, except pursuant to an exemption from such registration under the securities laws.  Buyer is an “Accredited Investor” (as such term is defined in each of Rule 501 of Regulation D of the Securities Act).

4.7.                            Investigation.  Buyer acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement, Buyer is relying on its own investigation and analysis in entering into the transactions contemplated hereby.  Buyer has sufficient knowledge and experience in financial and business matters, is knowledgeable about the industries in which the Companies operate, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.  Buyer can afford to suffer the complete loss of its investment in the Shares.  Buyer is a sophisticated investor, represented by independent legal and investment counsel with experience in the acquisition and valuation of ongoing businesses.

4.8.                            Disclaimer Regarding Projections.  In connection with Buyer’s investigation of the Companies and their business, Buyer has received from the Sellers, the Companies and their Affiliates and agents certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data of the business of the Companies.  Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (b) Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (c) Buyer shall have no claim against anyone with respect to any of the foregoing.  Accordingly, Buyer acknowledges that none of the Sellers, the Companies or any Affiliate thereof has made any representation or warranty with respect to such projections and other forecasts and plans.

4.9.                            NO ADDITIONAL REPRESENTATIONS.  EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN ARTICLES II AND III HEREOF (AS MODIFIED AND/OR QUALIFIED BY THE SCHEDULES) AND/OR IN ANY RELATED DOCUMENT, (I) NEITHER THE SELLERS NOR THE COMPANIES NOR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION OR WARRANTIES OF ANY KIND OR NATURE WITH RESPECT TO THE MATTERS CONTEMPLATED HEREBY.  BUYER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION MADE BY OR ON BEHALF OF THE SELLERS OR THE COMPANIES EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLES II OR III HEREOF (AS MODIFIED AND/OR QUALIFIED BY THE SCHEDULES AS SUPPLEMENTED OR AMENDED) AND/OR IN ANY RELATED DOCUMENT, AND THAT NO PERSON HAS BEEN AUTHORIZED BY THE SELLERS OR THE COMPANIES TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO THE SELLERS, THE COMPANIES, THE BUSINESSES OF THE COMPANIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY EXCEPT AS SET FORTH IN ARTICLES II OR III HEREOF (AS MODIFIED AND/OR QUALIFIED BY THE SCHEDULES AS SUPPLEMENTED OR AMENDED) AND/OR IN ANY RELATED DOCUMENT AND, IF MADE, ANY SUCH REPRESENTATION OR WARRANTY MUST NOT BE RELIED UPON.

ARTICLE V
COVENANTS OF THE PARTIES

5.1.                            Confidentiality.

(a)                                 The Buyer shall, and shall cause its representatives and/or agents to, comply with the terms of the non-disclosure agreement, dated October 24, 2015, by RCP Encore Holdings, LLC in favor of the Companies (the “Confidentiality Agreement”).  The obligations of the Buyer and all other parties to the Confidentiality Agreement will terminate at the Closing.

(b)                                 From and after the Closing, each Seller shall not, and shall cause its Affiliates and Representatives not to, disclose to any Person, except as compelled by Law, any Confidential Information for any reason or purpose, and such Seller shall not, or shall cause its Affiliates or Representatives not to, make use of any of the Confidential Information for its own purposes or for the benefit of any Person except the Companies, the Buyer or any Affiliate of the Buyer.

(c)                                  Subject to Section 5.1(e), each Seller agrees that it will not, and will cause its Affiliates and Representatives not to, issue any reports, statements or releases, in each case relating to this Agreement or the Related Documents or the transactions contemplated hereby or thereby, without the prior written consent of the Buyer, which consent shall not unreasonably be withheld or delayed.

(d)                                 In the event that a Seller or any of its Affiliates or Representatives is compelled by Law to disclose any Confidential Information, it shall promptly provide written notice to the Buyer of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.1.  If, in the absence of a protective order or the receipt of a waiver hereunder, each Seller and/or any of its Affiliates or Representatives is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, it may disclose the Confidential Information to the tribunal; provided that it shall use its reasonable best efforts to obtain, at the request and expense of the Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

(e)                                  Notwithstanding anything to the contrary, (i) Revelstoke Capital Management LLC may disclose this Agreement, the Related Documents and their respective terms to its partners, advisors, members, prospective investors or other investors, and (ii) the Sellers and their Affiliates may disclose this Agreement and the Related Documents, their respective terms and the transactions contemplated thereby to the extent required by any applicable federal securities laws or pursuant to any listing agreement with, or the rules or regulations of, any national securities exchange or stock market.

5.2.                            Books and Records.  For a period of seven (7) years after the Closing or for such longer period as may be required by Law, (x) Buyer shall not, and shall cause the Companies not to, dispose of or destroy any books and records of the Companies relating to periods prior to the Closing (“Books and Records”) without first offering to turn over possession thereof to Select by written notice to Select at least thirty (30) days prior to the proposed date of such disposition or destruction and (y) Buyer and the Companies shall provide Select and its officers, consultants, employees, counsel, accountants, agents and other representatives reasonable access, during regular business hours and upon reasonable advance notice, to the Books and Records for any reasonable business purpose, including, without limitation, financial reporting and accounting matters, any disclosure obligation or the defense of any legal action; provided, however, that neither Buyer nor the Companies shall be under any obligation to disclose any information the disclosure of which is restricted by or would otherwise contravene any Contract, fiduciary duty or applicable Law or would compromise or otherwise jeopardize any applicable privilege (including attorney-client privilege). Select shall reimburse Buyer or the Companies for all reasonable and documented out-of-pocket costs and expenses incurred in assisting Select at its request pursuant to this Section 5.2. The term “Books and Records” shall not include, and this Section 5.2 shall not provide Select or any of its Affiliates any right of access to, any Tax Return or other similar document related to the Buyer or its Affiliates (other than any Tax Return or other such document relating to the Select Consolidated Group).

5.3.                            Directors’ and Officers’ Indemnification.

(a)                                 Buyer, from and after the Closing Date, shall cause the organizational documents of the Companies to contain provisions no less favorable to the past and existing directors and officers of the Companies (the “D&O Indemnified Persons”) with respect to limitation of certain liabilities of directors, officers, employees and agents and indemnification than are set forth as of the date of this Agreement in the organizational documents of the Companies, which provisions in each case shall not be amended, repealed or otherwise modified for a period of six (6) years commencing on the Closing

Date in a manner that would adversely affect the rights thereunder of the D&O Indemnified Persons.

(b)                                 Notwithstanding any time limit herein to the contrary, if any claim, action, proceeding or investigation (whether arising before, at or after the Closing) is made against any D&O Indemnified Person, to the extent covered by the D&O Coverage prior to the Closing (collectively, “D&O Claims”) on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 5.3 (without regard to any such time limit) shall continue in effect until the final disposition of such D&O Claims.

(c)                                  This Section 5.3 shall survive the Closing, is intended to benefit the Companies and the D&O Indemnified Persons and shall be enforceable by the D&O Indemnified Persons.

(d)                                 Until the sixth (6th) anniversary of the Closing (the “D&O Expiration Date”), the Sellers shall and shall cause any applicable Subsidiaries thereof to (i) maintain any insurance coverage of the Sellers or such Subsidiaries existing as of the Closing providing coverage for D&O Claims (the “D&O Coverage”) for any coverage for D&O Claims occurring prior to the Closing, (ii) remain responsible for fulfilling all financial obligations related to the D&O Coverage, including, without limitation, the payment of all deductibles, costs of recovery, and other costs required to be paid, or incurred, with respect to any claims under any D&O Coverage relating to any such D&O Claims which occurred prior to the Closing, and (iii) to notify insurers under such D&O Coverage of any claims related to any such D&O Claims which occurred prior to the Closing and to use commercially reasonable efforts to administer such claims and deliver to the Companies the proceeds related to any such claims through the D&O Expiration Date.

5.4.                            Tax Matters.

(a)                                 Tax Returns. The parties hereto agree:

(i)                                     Select, at its sole cost and expense, shall prepare and file each Income Tax Return of each Company (A) relating to Pre-Closing Tax Periods required or eligible to be included in the Select Consolidated Group and (B) in connection with which the Tax year (or period) of such Company that ends on the Closing Date.

(ii)                                  In the case of any Tax Return of any Company not described in Section 5.4(a)(i), Buyer shall prepare and file (or cause to be prepared and filed) when due any such Tax Return required to be filed after the Closing Date (the “Buyer Prepared Returns”).  Each Buyer Prepared Return relating to a Pre-Closing Tax Period shall be prepared in accordance with the conventions in accordance with Section 5.4(h).  Buyer shall provide Select with a draft of any Buyer Prepared Return that is an Income Tax Return including Taxes allocable to any Seller under the principles of Section 5.4(g) by the date that is thirty (30) days prior to the filing of such Tax Return and shall incorporate Select’s reasonable comments thereto.  No later than three (3) Business Days before the due date of such Buyer Prepared Tax Return, Select shall pay to Buyer the dollar amount of Taxes shown on such Buyer Prepared Return (as revised to included such reasonable comments, if applicable), but only to the extent such Taxes are allocable to either Seller under the principles of Section 5.4(g). No failure or delay of the Buyer in providing Buyer Prepared Returns for Select to review shall reduce or otherwise affect the obligations or liabilities of Select or any of its Affiliates pursuant to this Agreement except to the extent actually prejudiced.

(b)                                 Tax Elections, Etc. Without the prior written consent of Select (which consent shall not be unreasonably conditioned, withheld or delayed), Buyer shall not, and shall not permit any of its Affiliates (including the Companies), to (i) amend any Tax Return with respect to any Company for any Pre-Closing Tax Period; (ii) make, revoke or change any Tax election, or change any method of Tax accounting, in each case with respect to any Company for any Pre-Closing Tax Period; or (iii) apply to any Taxing Authority for any binding or non-binding opinion, ruling or other determination in relation to any act, matter or transaction occurring with respect to any Company in a Pre-Closing Tax Period.

(c)                                  Tax Refunds.

(i)                                     Subject to Section 5.4(c)(ii), if any Company receives any Tax refund, Tax credit or other reduction of Tax relating to any Pre-Closing Tax Period (or arising as a result of losses generated on or prior to the Closing Date that are used in a Tax period beginning after the Closing Date (including the portion of any Straddle Period beginning after the Closing Date)), Buyer shall promptly, and in any event within ten (10) Business Days of receipt thereof, pay, or cause to be paid, to the applicable Seller the amount of such refund, credit or other reduction (without interest other than interest received from the applicable Taxing Authority), net of any Taxes and any reasonable out-of-pocket expenses that the Buyer, such Company, or any of their respective Affiliates incur with respect to such refund, credit or other reduction. After the Closing, Buyer shall, and shall cause each of its Affiliates, including each Company, to (A) promptly notify Select of both the discovery of a right to claim any such refund, credit or other reduction and the receipt of any such refund, credit or other reduction, (B) use commercially reasonable efforts to take actions requested by the Sellers to claim refunds that will give rise to a payment to a Seller hereunder and (C) request that such refund, credit or other reduction be paid in cash.

(ii)                                  Nothing in this Section 5.4(c) shall require that the Buyer make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of the Buyer and the applicable Company) that is with respect to (A) any refund of Tax that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a Post-Closing Tax Period; and (B) any refund of Taxes resulting from any payments of Taxes made on or after the Closing Date to the extent Sellers have not indemnified the Buyer (or the applicable Company) for the Taxes in respect of which such refund was received by Buyer (or such Company); provided, for the avoidance of doubt, that indemnification payments, if any, made by either Seller to Buyer (or such Company) on account of such Taxes shall be reduced by the amount of such refund described in this clause (B), and (C) any refund of Taxes to the extent included as an asset in the computation of Closing Working Capital, as finally determined.

(d)                                 Cooperation. Notwithstanding anything to the contrary in this Agreement, following the Closing Date the Sellers and the Affiliates, on the one hand, and Buyer and its Affiliates (including any Company), on the other hand, shall:

(i)                                     make reasonably available to the other party or parties, with no less than five (5) Business Days’ notice from such other party or parties, all information in its possession relating to any Company which may be relevant in the filing of any Tax Return for any Tax period (other than any information with respect to the Select Consolidated Group);

(ii)                                  use commercially reasonable efforts to cooperate in responding to any inquiry from, or any dispute with, any Taxing Authority and in the preparation for or defense of any third-party claim relating to Taxes, in each case relating to any Company; and

(iii)                               use commercially reasonable efforts to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes.

(e)                                  Tax Contests.

(i)                                     Select, at its sole cost and expense, shall exclusively control the conduct of any audit, examination or other legal proceeding (a “Tax Contest”) related to a Tax Return of the Select Consolidated Group; provided, however, that if an issue is raised during such Tax Contest that could affect the Taxes of either Company for a Post-Closing Tax Period, the Sellers shall keep the Buyer reasonably informed regarding the status of such Tax Contest.

(ii)                                  In the case of any Tax Contest relating to Taxes of either Company not described in Section 5.4(e)(i), Buyer shall control provided that upon written notice to the Buyer, the applicable Seller may assume the defense of any such Tax Contest related solely to a Tax Return of either Company for any Pre-Closing Tax Period (but not a Straddle Period) (a “Pre-Closing Tax Contest”).  In connection with any Pre-Closing Tax Contest or any Tax Contest related to a Tax Return of either Company for any Straddle Period, (A) the non-controlling party, at its sole cost and expense, shall have the right to participate in such Tax Contest, (B) the controlling party shall keep the non-controlling party reasonably informed regarding such Tax Contest (including by providing copies of all material correspondence with the applicable Taxing Authority or other third party), (C) the controlling party shall cause applicable Company to conduct such Tax Contest in good faith, and (D) the controlling party shall not allow the applicable Company to settle or otherwise resolve Tax Contest if such settlement or other resolution relates to Taxes for a Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period) without the permission of the non-controlling party (which will not be unreasonably withheld, delayed, or conditioned).

(f)                                   Transfer Taxes.  Any sales, use, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or Taxes (other than Taxes on income or receipts or Taxes with respect to any distribution by any Company to any Seller or its Affiliates) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement, including any fees or other expenses relating to the preparation of any required Tax Returns (as described in the immediately following sentence), shall be paid 50% by Buyer and 50% by the Sellers. Buyer shall prepare and file (or cause to be prepared and filed) all Tax Returns required to be filed with respect to any such Transfer Taxes and the Companies shall join in the execution of such Tax Returns if required by applicable Law.

(g)                                  Allocation of Certain Taxes. In the case of any Straddle Period, the amount of any (i) Taxes based on or measured by income or receipts, (ii) sales or use Taxes, (iii) value-added Taxes, (iv) withholding Taxes, (v) employer portion of any payroll, social security, unemployment and similar Taxes, and (vi) other Taxes that are not property Taxes or similar Taxes imposed on a periodic basis that are allocable to the portion of a Straddle Period ending on the Closing Date shall be determined as if the Tax year of such Company ended on the Closing date and the books of such Company were closed as of the close of business on the Closing Date, and the amount of any property Taxes or similar Taxes imposed on a periodic basis that are allocable to the portion of a Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(h)                                 Certain Other Tax Matters. The parties agree with respect to certain Tax matters as follows:

(i)                                     To treat any payment made under Section 1.3, this Section 5.4 or Article VI, and any payment of Earn-Out Consideration (and, in each case, any further adjustment to any such payment), shall be treated as adjustments to the purchase price hereunder except as otherwise required by applicable law.

(ii)                                  To the extent permitted under applicable law, to close the Tax year of each Company on the Closing Date (including, if required by law, by making an applicable Tax election) for state, local and non-U.S. Tax purposes.

(iii)                               Prior to the Closing Date, each Seller shall (and shall cause each of its Affiliates to) terminate any tax sharing or indemnity obligations of either Company pursuant to which either Company could have a liability to any Seller

(or any of its Affiliates) such that on and following the Closing Date, neither Company shall have any obligation to pay or otherwise indemnify any Seller (or its Affiliates) for any Taxes (or have any obligation to share any Tax benefits with any Seller (or its Affiliates)).

(i)                                     Certain Defined Terms. As used in this Agreement:

(i)                                     “Select Consolidated Group” means the Affiliated Group for federal (and, if applicable, state and local) income Tax purposes of which either Company is a member, as applicable.

(ii)                                  “Post-Closing Tax Period” means any Tax period beginning after the Closing Date, including the portion of any Straddle Period beginning on the day after the Closing Date.

(iii)                               “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

(iv)                              “Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

5.5.                            Release from Agreements.  In connection with the Closing, the Sellers will take all actions necessary to (i) release the Companies from any and all obligations under any intercompany agreements between any of the Sellers, their Subsidiaries and controlled Affiliates, on the one hand and the Companies, on the other hand, including any intercompany licenses providing the Companies with the right to use the Names in each case, other than the Transition Services Agreement, and (ii) release each Company from such Company’s obligations, under the JP Morgan Credit Facility and the U.S. Bank Indenture.

5.6.                            Employee Matters.

(a)                                 Buyer shall provide, or shall cause each Company, as applicable, to provide, from the Closing Date through at least December 31, 2016, to each employee of such Company (i) annual base salary or hourly wages, (ii) target and maximum cash bonus opportunity and (iii) employee benefits that, in the case of each of clauses (i), (ii) and (iii), are substantially similar to those offered by Buyer, or the relevant Subsidiary of Buyer, to its own similarly-situated employees.

(b)                                 With respect to each employee of a Company who incurred a claim for disability benefits prior to the Transition Period End Date (as defined in the Transition Services Agreement), such employee shall be covered by the applicable disability plan maintained by Select with respect to such disability claim.  To the extent that an employee of a Company incurs a claim for disability benefits on or after the Transition Period End Date, any rights that such employee has with respect to such disability claim shall be covered by the applicable disability plan of the Buyer.  For purposes of this Section 5.6(b), a claim for disability benefits shall be deemed to be incurred on the date on which the injury giving rise to the disability occurred.

(c)                                  From and after the Closing Date, Buyer shall cause each Company and Affiliates (including Buyer and its Subsidiaries after Closing) to grant all employees of such Company credit for any service with such Company (or any predecessor thereof) for eligibility and vesting (but not benefit accrual) purposes under any employee benefit plan, program or arrangement established or maintained by such Company or any of its Affiliates (including Buyer and its Subsidiaries after Closing) on or after the Closing Date (the “New Plans”).  In addition, Buyer shall (i) grant each such employee credit for any service with the Companies (or any predecessor thereof) for benefit accrual purposes under any New Plan that is a severance or paid time off plan or program to the extent such employee is eligible to participate in such severance or paid time off plan or program and (ii) solely to the extent the value of accrued but unused paid time off is factored into the calculation of Net Working Capital, recognize all accrued but unused paid time off for each such employee as of immediately prior to Closing, and permit each such employee to use his or her accrued but unused paid time off as of immediately prior to the Closing in accordance with the terms of Buyer’s paid time off plans.  Buyer shall use commercially reasonable efforts to cause (i) to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee (or covered dependent thereof) under any Benefit Plan as of the Transition Period End Date, and (ii) any covered expenses incurred on or before the Transition Period End Date by any employee (or covered dependent thereof) of the Companies to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out of pocket provisions after the Transition Period End Date under any applicable New Plan with respect to the plan year in which the Transition Period End Date occurs.

(d)                                 Except as otherwise provided in Section 5.6(b) with respect to disability coverage or as otherwise provided in Section III of Annex A to the Transition Services Agreement, (i) immediately at the Closing, each Company and all then current and former employees (and their covered dependents) of such Company shall cease participating in all Benefit Plans (other than those maintained solely by such Company) and (ii) effective at Closing, Buyer shall cause all then current and former employees (and their covered dependents) of such Company to be covered under medical, dental, vision, life insurance, disability, AD&D, retirement, and other employee benefit plans.

(e)                                  As of the Closing Date, Buyer shall permit each employee of the Companies who participated in a 401(k) retirement plan of the Sellers or any of the Sellers’ Affiliates immediately prior to the Transition Period End Date to elect to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (in cash, and including any outstanding loan promissory notes) from such plan to a 401(k) retirement plan maintained by Buyer or one of its Affiliates, and the Sellers shall, as of immediately following the Transition Period End Date, to the extent permitted by applicable law, permit each such employee having an outstanding loan under such employee’s account under the 401(k) retirement plan of Sellers to rollover such outstanding loan and such employee’s account balance to Buyer’s 401(k) retirement plan.

(f)                                   The provisions of this Section 5.6 shall not and shall not be deemed to constitute the adoption, amendment or modification of any employee benefit plan, including the Benefit Plans and New Plan, nor shall any provision hereof limit Buyer’s or each Company’s authority to terminate any employee at any time and for any reason, or to terminate any Benefit Plan or New Plan at any time and for any reason.

(g)                                  The provisions of this Section 5.6 shall not entitle any Person other than the parties to this Agreement and their respective transferees and permitted assigns to any claim, cause of action, remedy or right of any kind.

5.7.                            Non-Solicitation; Non-Competition; Non-Disparagement.

(a)                                 Non-Solicitation. For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Parent and the Sellers shall not, and shall not permit any of their respective Subsidiaries (collectively, the “Restricted Seller Parties”) to, directly or indirectly solicit, induce, recruit or encourage any employees of or independent contractors to the Companies (as of the Closing Date) to terminate their relationship with the Companies or take away or hire such employees or independent contractors; provided, however, that nothing in this Section 5.7 shall prohibit the Restricted Seller Parties from (i) soliciting any employee of or independent contractor to the Companies, or hiring any such employee or independent contractor following such solicitation, through a general solicitation in any media (including trade media) which is not directed specifically to any such employee or independent contractor or through search firms that are not instructed to solicit any such employee or independent contractor; (ii) hiring any employee of or independent contractor to the Companies who initiates discussions with such Restricted Seller Parties regarding employment or service without any direct or indirect solicitation by such Restricted Seller Parties; (iii) soliciting and/or hiring any employee of or independent contractor to the Companies whose employment or contractor relationship, has been terminated by the Companies without cause; or (iv) after six (6) months from the date of termination of employment, or any contractor relationship, soliciting and/or hiring any former employee or independent contractor of the Companies whose employment or service has been terminated by such employee or independent contractor.

(b)                                 Non-Competition. For the Restricted Period, Parent and the Sellers shall not, and shall not permit any of the other Restricted Seller Parties to, directly or indirectly, operate or engage in any business or enterprise that is engaged in providing contracted physical, occupational and speech-language therapy services to third-party (i) skilled nursing facilities, (ii) assisted living and senior care centers, (iii) pediatric centers or (iv) continuing care retirement communities (each, a “Restricted Line of Business”) within the United States; provided, however, the Sellers or any other Restricted Seller Parties may operate or engage in any Restricted Line of Business in connection with any (i) business that is acquired after the date hereof but prior to the expiration of the Restricted Period as a result of any acquisition of any Person consummated by the Sellers or any of their Affiliates and (ii) current or future hospital joint venture of the Sellers or their Affiliates to the extent such operation or engagement in such Restricted Line of Business is ancillary to the business of such joint venture and conducted in a manner that is consistent with past or current practice. Notwithstanding the foregoing, solely in respect of clause (i) above, to the extent such operation or engagement in such Restricted Line of Business (x) exceeds 50% of the acquired Person’s total revenues for the last reportable twelve-month period prior to the date of acquisition (“TTM Revenue”), no Seller or any Affiliate thereof may consummate the proposed acquisition without obtaining the Buyer’s prior written consent (which may be withheld and/or conditioned by the Buyer in the Buyer’s sole discretion) to the consummation of such acquisition, and (y) (A) generates $25,000,000 or more of the acquired Person’s TTM Revenue, or (B) exceeds 20% of the acquired Person’s TTM Revenue, the Sellers shall (and/or shall cause their Affiliates to) use commercially reasonable efforts to dispose of the Restricted Line of Business within one (1) year of the date of acquisition; provided, that with respect to this clause (y), if Select conducts a competitive auction in order to dispose of the Restricted Line of Business, Select will provide notice of any such auction and shall provide the Buyer with the opportunity, subject to the Buyer entering into a customary confidentiality agreement with Select covering any confidential information to be furnished by Select with respect to such Restricted Line of Business, to participate in such auction.

(c)                                  Non-Disparagement. For the Restricted Period, the parties hereto shall not, and shall not permit their Affiliates to, directly or indirectly through any other Person (whether as an officer, manager, director, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity) make any statements (whether orally or in writing) to any Person that disparage, denigrate or malign any of the Sellers, the Buyer, the Companies, their respective Affiliates or any of their respective current or former officers, managers, directors, employees, partners, consultants, agents, representatives, holders of equity or debt investments, lenders, businesses, activities, operations or reputations.

(d)                                 The Sellers understand that the foregoing restrictions may limit its ability to engage in certain businesses similar to the Company Business, but nevertheless believe that it has received and will receive, directly or indirectly, sufficient consideration and other benefits as provided hereunder to clearly justify such restrictions.  The Sellers have carefully considered the nature and extent of the restrictions placed upon it by this Agreement, and hereby acknowledge and agree that the same are reasonable in time, scope and territory, do not confer a benefit upon the Buyer or any of their Affiliates disproportionate to the detriment of the Sellers, are reasonable and necessary for the protection of the Buyer and are an essential inducement to the Buyer to consummate the transactions contemplated by this Agreement and the Related Documents.

(e)                                  The Sellers acknowledge and agree that the transactions contemplated by this Agreement constitute a sale of all of the Equity Interests and the goodwill of the Companies to the Buyer.

(f)                                   Each party hereto covenants and agrees that it will not assert as a defense to any action seeking enforcement of the provisions contained in this Section 5.7 (including an action seeking injunctive relief) that such provisions are not enforceable due to lack of sufficient consideration received by it. The parties hereto agree and acknowledge that money damages may be an inadequate remedy for any breach of this Section 5.7.  Therefore, notwithstanding anything herein to the contrary, in the event of a breach or threatened breach by a party of this Section 5.7, the other party or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 5.7.

5.8.                            Intellectual Property Matters.

(a)                                 After the Closing, and subject to the license granted in Section 5.8(b), neither Buyer nor any of its Affiliates shall use, or have the right to use or register as a Trademark or domain name, the “Select,” “Select Medical,” “SMRS,” “Kessler” and “Kessler Core” names (the “Names”), or any name, in the reasonable judgment of Select, that is confusingly similar to the Names. Buyer further acknowledges that it has no rights, and is not acquiring any rights, to use the Names, except for the “Metro Therapy” name.

(b)                                 Effective as of the Closing and until one hundred twenty (120) days following the Closing, and subject to the limitations set forth below in Section 5.8(b)(i), Select hereby grants, on an “AS IS” basis, to Buyer and its Affiliates (the “Licensees”), a worldwide, royalty-free, non-transferable, non-assignable and non-exclusive license to use “Kessler” and “Kessler Core” (as standalone Trademarks) in connection with the business of the Companies as operated prior to the Closing and solely with respect to the Companies’ existing clients (the “Licensed Marks”). Buyer and the Companies are granted the right to sublicense use of the Licensed Marks only to Kessler Core PT, OT and Speech Therapy at New York, LLC (the “Sublicensee”), only for use in connection with the business of Sublicensee as operated prior to the Closing and solely with respect to Sublicensee’s existing clients, provided that such use by Sublicensee shall be subject to the limitations set forth in Section 5.8(b)(i).

(i)                                     Any use of the Licensed Marks by Buyer, the Companies and the Sublicensee permitted by this Section 5.8 shall be subject to the following conditions:

(A)                               Use of the Licensed Marks shall be in the same form and manner, to no greater extent (without an increase to the extent or type of uses of the Licensed Marks), and subject to the same standards of quality in effect for the Licensed Marks as of the Closing;

(B)                               The Licensed Marks shall not be used in a manner that may reflect negatively in any respect on such name and marks or Select or its Affiliates;

(C)                               Buyer, the Companies and Sublicensee shall not apply to register or register (or claim any ownership interest) in any of the Licensed Marks; and

(D)                               Upon the expiration or termination of their respective rights under this Section 5.8, Buyer, the Companies and Sublicensee hereby assign to Select their rights, if any, to any of the Licensed Marks that they may retain.

(ii)                                  The Buyer, the Companies and Sublicensee shall have no other right to use any of the Licensed Marks except as expressly set forth in this Section 5.8(b).

(c)                                  Without limitation to any other remedies, if Buyer, the Companies and Sublicensee fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of Select in relation to the use of the Licensed Marks, Select shall provide written notice to the Buyer describing such non-compliance.  If Buyer fails to cure the non-compliance set forth in such written notice letter within thirty (30) days of receipt thereof, Seller shall be entitled to a temporary, preliminary or permanent injunction or other equitable relief, and (ii) have the right to terminate the foregoing permitted use, effective immediately. Buyer, the Companies and Sublicensee shall indemnify and hold harmless Select for any and all Losses  (including the reasonable and documented costs and expenses of attorneys incurred in the defense thereof) arising from or relating to (i) any unauthorized use by the Buyer or any of the Companies or Sublicensee (including Company) of the Licensed Trademarks pursuant to this Section 5.8(c) and (ii) any product liability claims and other third party claims arising out of the products and services sold using the Licensed Marks.  Buyer and the Companies shall be jointly and severally liable should Sublicensee breach any of the terms or restrictions set forth in this Section 5.8.

(d)                                 Promptly after the Closing and subject to the license granted in Section 5.8(b), Buyer and the Companies and Sublicensee that use the Names, or any name that, in the reasonable judgment of Select, is confusingly similar to the Names, shall cease the use or deployment by the business of the Names or any confusingly similar names.  Buyer shall certify to Seller within sixty (60) days of the Closing that all existing signs, letterheads, advertisements and promotional materials, labeling, packaging, inventory and other documents and materials bearing the Names have been destroyed. Buyer shall cause the Companies to, immediately after the Closing, file all required paperwork with the Secretary of State of the State of Delaware to effect a legal name change of SMRS in accordance with the provisions of this Section 5.8 and within ten (10) Business Days, file all required paperwork with the applicable Governmental Authorities to reflect the name change of SMRS in any state it is duly qualified to do business in as a foreign corporation. Buyer shall cause the Companies to, within five (5) Business Days after the Closing, file all required paperwork with the Secretary of State of the State of New York to effect a legal name change of Kessler Core PT, OT and Speech Therapy at New York, LLC in accordance with the provisions of this Section 5.8 and file all required paperwork with the applicable Governmental Authorities to reflect the name change of Kessler Core PT, OT and Speech Therapy at New York, LLC in any state it is duly qualified to do business in as a foreign corporation.

(e)                                  Promptly after the Closing, the Sellers and all of their Affiliates that use the Metro Therapy name, or any name that is confusingly similar to Metro Therapy, shall cease the use or deployment of the Metro Therapy name or any confusingly similar names. Sellers shall certify to Buyer within ten (10) days of the Closing that all existing signs, letterheads, advertisements and promotional materials, labeling, packaging, inventory and other documents and materials bearing the “Metro Therapy” name have been destroyed.

5.9.                            Release of Claims. Parent and each Seller, for and on behalf of itself and its Subsidiaries, hereby releases and forever discharges the Buyer, each Company and their respective Representatives from any and all manner of action or causes of action (at Law or in equity), Proceedings, Liabilities, Encumbrances, Contracts, sums of money, Losses, costs or expenses, whether direct or indirect, of any nature whatsoever, known or unknown, fixed or contingent, including, any claim for breach of fiduciary duty, that the Parent, each Seller and each of their respective Subsidiaries, either now has or may hereafter have against the Companies and their respective Representatives, based on any actions, omissions, facts or circumstances that existed at any time prior to, or are in existence on, the Closing, from the beginning of time up to and through the Closing Date, save and except claims, if any, arising under this Agreement or any Related Document.

5.10.                     SEIT Accounts Receivable. From and after the Closing, the Buyer shall cause the Companies to remit to Select the net proceeds of any accounts receivable (if any) set forth on Schedule 5.10 promptly following receipt thereof.

5.11.                     Retained Litigation. After the Closing, the Sellers shall assume the defense of the Proceedings set forth on Schedule5.11 (the “Retained Litigation”). The Buyer agrees to use its commercially reasonable efforts to reasonably cooperate, and to cause its Affiliates, employees, accountants, counsel and other representatives to reasonably cooperate, with the Sellers, its Affiliates, employees, accountants, counsel and other representatives in connection with the Sellers’ defense of the Retained Litigation.

5.12.                     Insurance Claims Information. If, after the Closing Date, either party (or any of its Affiliates) reasonably requires any information regarding claims data for renewal purposes or other information pertaining to a claim or an incident, event, occurrence, or actual or alleged wrongful act (“Occurrence”) that could reasonably be expected to give rise to a claim (including any pre-Closing claims under the Sellers’ and their Affiliates’ insurance policies) in order to give notice to or make filings with insurance carriers or claims adjustors or administrators or to adjust, administer or otherwise manage a claim, then such party shall cause such information to be supplied to the other party promptly upon a written request therefore.  In furtherance of the foregoing, if any third party requires the consent of a party or any of its Affiliates to the disclosure of claims data or information maintained by an insurance company or other third party in respect of any claim (including any pre-Closing claims under the Sellers’ and their Affiliates’ insurance policies), such consent shall not be unreasonably withheld.

5.13.                     CFR Filing. The Sellers shall provide a draft of the 2014-2015 Consolidated Fiscal Reports (the “CFR”) required to be submitted to any applicable New York state agencies (the “NY Agencies”) by Metro Therapy to the Buyer no later than May 24, 2016, together with any supporting documentation reasonably requested by the Buyer, and shall file (or cause to be filed) the CFR with such NY Agencies no later than May 31, 2016. The Buyer agrees to use its commercially reasonable efforts to reasonably cooperate, and to cause its Affiliates, employees, accountants, counsel and other representatives to reasonably cooperate, with the Sellers, its

Affiliates, employees, accountants, counsel and other representatives in connection with the Sellers’ preparation and submission of the CFR.

5.14.                     Further Assurances. Following the Closing, the Buyer, the Companies and the Sellers will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to effectuate the transactions contemplated by this Agreement.

ARTICLE VI
SURVIVAL AND INDEMNIFICATION

6.1.                            Survival.  The representations and warranties under this Agreement contained herein shall survive until fifteen (15) months following the Closing Date; provided, however, that (i) the Fundamental Representations (other than the representations and warranties set forth in clause (c) of Section 3.3) shall survive the Closing Date indefinitely, (ii) the Tax Representations shall survive the Closing Date until the 61st day following the expiration of the applicable statute of limitations (after giving effect to any waiver, modification, tolling or extension thereof) applicable to the subject matters set forth therein and (iii) the Healthcare Representations shall survive until five (5) years following the Closing Date. The covenants and other agreements of the Parties contained in this Agreement shall survive the Closing Date until they are performed or otherwise terminated by their express terms. No action or claim for Losses resulting from any misrepresentation or breach of warranty or breach of such covenants shall be brought or made after the time set forth in the preceding sentences, except for any claims that have been asserted with reasonable specificity and in writing prior to the expiration of the applicable survival period.

6.2.                            General Indemnification.

(a)                                 Following the Closing and subject to the other limitations in this Article VI, the Sellers shall indemnify and defend the Buyer, the Companies (following the Closing) and their respective directors, managers, officers, employees, consultants, representatives, agents and Affiliates (collectively, the “Buyer Indemnitees”) and shall hold each of the Buyer Indemnitees harmless from any and all Losses such Buyer Indemnitee may suffer, sustain or incur arising from, in connection with, or resulting from: (i) any misrepresentation or breach of any representation or warranty made by each Company or each Seller in Article II or III of this Agreement (other than the Fundamental Representations and the Tax Representations) or any other certificate delivered hereunder by (or on behalf of) a Company or a Seller, (ii) any misrepresentation or breach of any Fundamental Representation or Tax Representation made by each Company or each Seller, (iii) any breach of any covenant, agreement or undertaking made by each Seller in this Agreement, (iv) any Indemnified Tax, (v) any monetary payments required to be made in connection with the SEIT Settlement Agreement except to the extent the Base Purchase Price was reduced by such amount, (vi) solely with respect to periods prior to the Closing, all liabilities relating to a Pre-Closing Tax Period for overtime, wage and hour, workers’ compensation, unemployment insurance, disability benefits and all other benefits, in each case, arising as the result of the Company improperly classifying an employee prior to the Closing as an independent contractor, (vii) any amounts related to stock option, restricted stock unit, restricted stock or any other equity or equity based awards (including any employer Taxes related thereto) granted to any employees of the Companies under any equity or incentive award plans of Parent and (viii) the Retained Litigation.

(b)                                 Following the Closing and subject to the other limitations in this Article VI, the Buyer and the Companies shall indemnify and defend the Sellers and their respective directors, officers, employees, consultants, representatives, agents and Affiliates (collectively, the “Seller Indemnitees”) and shall hold each of the Seller Indemnitees harmless from any and all Losses such Seller Indemnitee may suffer, sustain or incur arising from, in connection with, or resulting from (i) any misrepresentation or breach of any representation or warranty made by Buyer in Article IV of this Agreement (other than Fundamental Representations), (ii) any misrepresentation or breach of any Fundamental Representation made by the Buyer and (iii) any breach of any covenant made by Buyer or the Companies in this Agreement. Notwithstanding anything to the contrary in this Agreement, the Seller hereby waives any right to seek or obtain indemnification or contribution from any Company for Losses as a result of any breach by a Company of any representation, warranty or covenant contained in this Agreement or in any Related Document to which any Company or Seller is a party to.

(c)                                  (i)                                     With respect to the indemnity under Section 6.2(a)(i), the maximum aggregate obligation of the Sellers shall not exceed $5,500,000 (the “Cap”);

(ii)                                  With respect to the indemnity under Section 6.2(b)(i), the maximum aggregate obligation of the Buyer shall not exceed the Cap.

(iii)                               With respect to the indemnity under Section 6.2(a)(i) related to a breach of any Healthcare Representation, the maximum aggregate obligation of the Sellers shall not exceed the sum of $9,000,000 plus  13.85% of any Earn-Out Consideration actually received by the Sellers (the “Healthcare Cap”).

(iv)                              each indemnification payment for a Buyer Indemnified Loss by the Sellers with respect to a claim under Section 6.2(a)(i) shall reduce, dollar for dollar, both the Cap and the Healthcare Cap, in each case until such time as the Cap has been reduced to zero, after which time the only claims which may be brought under Section 6.2(a)(i) are claims for breach of the Healthcare Representations, which shall thereafter reduce the Healthcare Cap, dollar for dollar, until such time as the Healthcare Cap has also been reduced to zero.

(v)                                 With respect to indemnity under Section 6.2(a)(ii)-(viii), the maximum aggregate obligation of the Sellers shall not exceed the sum of the Closing Consideration plus the Earn-Out Consideration actually received by the Sellers; provided, however, that the maximum aggregate obligation of the Sellers for Taxes that either Company is liable for pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a result of being a member of (or leaving) the Select Consolidated Group, but only to the extent attributable to net taxable income of

Select or any of its Subsidiaries (other than the Companies), shall not be subject to this limitation.

(vi)                              With respect to the indemnity under Section 6.2(b)(ii)-(iii), the maximum aggregate obligation of the Buyer shall not exceed the sum of Closing Consideration plus the Earn-Out Consideration actually received by the Sellers.

(d)                                 In addition to and notwithstanding the other limitations set forth in this Article VI:

(i)                                     no Buyer Indemnitee may seek indemnification under Section 6.2(a)(i) for any claim (or series of related claims) (such claim or series of related claims, being “Buyer Minor Claims”) unless the aggregate amount of all Losses that are the subject of such claims exceeds $50,000 (the full amount of any such claimed Losses that exceed such amount are referred to as “Buyer Indemnifiable Losses”);

(ii)                                  the Sellers shall not be obligated to provide any indemnification under Section 6.2(a)(i) unless the aggregate amount of all Buyer Indemnifiable Losses (excluding Minor Claims) relating thereto exceeds $725,000 (the “Deductible”), and then only to the extent that such amount exceeds the Deductible;

(iii)                               no Seller Indemnitee may seek indemnification under Section 6.2(b)(i) for any claim (or series of related claims) (such claim or series of related claims, being “Seller Minor Claims”) unless the aggregate amount of all Losses that are the subject of such claims exceeds $50,000 (the full amount of any such claimed Losses that exceed such amount are referred to as “Seller Indemnifiable Losses”);

(iv)                              Buyer shall not be obligated to provide any indemnification under Section 6.2(b)(i) unless the aggregate amount of all Seller Indemnifiable Losses (excluding Seller Minor Claims) relating thereto exceeds the Deductible, and then only to the extent that such amount exceeds the Deductible.

(e)                                  Notwithstanding anything to the contrary set forth herein, solely for the purpose of determining the amount of Losses as a result of a breach of a representation or warranty under Sections 6.2(a)(i), 6.2(a)(ii) and/or 6.2(b)(i), such representation or warranty shall be considered without regard to any “material,” “Material Adverse Effect” or similar qualifications set forth therein.

(f)                                   Procedure.

(i)                                     The Buyer Indemnitees and the Seller Indemnitees are sometimes referred to herein collectively as the “Indemnitees” (or sometimes individually as an “Indemnitee”).  Any party obligated to indemnify an Indemnitee hereunder is referred to herein as an “Indemnitor;” provided for purposes of clarity that, for any claims by a Buyer Indemnitee, Select shall be considered the Indemnitor and Buyer Indemnitee shall be considered the Indemnitee for purposes of this Section 6.2(f).  Promptly (and in any event within thirty (30) days) after an Indemnitee either (a) receives notice of any claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder or (b) sustains any Loss not involving a third-party claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Article VI, notify such Indemnitor in writing in reasonable detail of such claim, action or Loss, as the case may be; provided, however, that failure to notify an Indemnitor shall not relieve such Indemnitor of its indemnity obligation, except to the extent such Indemnitor is actually prejudiced by such failure. The Indemnitor within thirty (30) days of the Indemnitee having given notice of the third-party claim to the Indemnitor shall have the right to assume the defense of such third-party claim at its sole cost and expense and by its own counsel, which counsel shall be subject to the approval of and reasonably satisfactory to the Indemnitee; provided, however, that the Indemnitor shall not have the right to assume the defense of such third-party claim, notwithstanding the giving of such written acknowledgment, if (i) the claim seeks an injunction or other equitable relief, involves criminal or quasi-criminal allegations, or involves an actual or alleged breach of any Healthcare Representation, (ii) the Indemnitee shall have been advised by counsel in writing that there is an irreconcilable conflict under the rules of professional conduct prohibiting counsel for the Indemnitor from adequately representing the interests of the Indemnitee because such interests would be in conflict with those of the Indemnitor, or (iii) the potential Losses involved in such third-party claim could reasonably be expected to exceed the Cap (as may be reduced pursuant to Section 6.2(c)(iv)). The Indemnitee shall have the right to participate in (but not control), and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnitor. If the Indemnitor is prohibited from assuming the defense of a third-party claim by the terms of this Section 6.2(f)(i), the Indemnitee shall (A) instruct counsel reasonably acceptable to Select to defend the third-party claim, (B) conduct the defense of such third-party claim with reasonable diligence, (C) consult with Select, including consultation with respect to Indemnitee’s defense of such third-party claim, and in good faith take into account Select’s views and recommendations with respect to such defense, (D) keep Select reasonably informed of developments in such third-party claim and keep Select updated as reasonably requested by Select, (E) provide such information and documents as Select may reasonably request in connection with such third-party claim (for the avoidance of doubt, the Indemnitee would not be obliged to provide any privileged information or documents if not covered by a joint or common interest privilege) and (F) not consent to a settlement of, or the entry of any judgment arising from, any such third-party claim without the prior written consent of Select (which consent shall not be unreasonably withheld or delayed).

(ii)                                  The Indemnitor, if it shall have assumed the defense of any third-party claim as provided in this Agreement, shall (A) conduct the defense of such third-party claim with reasonable diligence and shall consult with the Indemnitee and keep the Indemnitee reasonably informed of material developments in the third-party claim and (B) not consent to a settlement of, or the entry of any judgment arising from, any such third-party claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed); provided, however, that Indemnitor may consent to such a settlement or entry of judgment to the extent it includes an unconditional release of the Indemnitee of all liability with respect to such third-party claim and so long as such settlement (1) does not provide for material injunctive or other material nonmonetary relief, (2) does not contain any admission or statement of wrongdoing on behalf of the Indemnitee or (3) does not require the Indemnitor to be liable or responsible for any Losses or other amounts that are not otherwise paid for in full by the Indemnifying Party.

(iii)                               If an Indemnitor fails to accept a tender of or fails to defend a third-party claim pursuant to this Section 6.2 when it is not prohibited from doing so by Section 6.2(f)(i), the Indemnitee shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such third-party claim, and may settle such third-party claim either before or after the initiation of litigation, at such time and upon such terms as the Indemnitee deems fair and reasonable, at the Indemnitor’s expense.

(g)                                  Buyer shall take and cause the other Buyer Indemnitees to take commercially reasonable steps to mitigate any Loss (including taking commercially reasonable steps to pursue insurance claims against applicable insurance policies) upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

(h)                                 As used in this Agreement, “Loss” or “Losses” shall mean any and all losses, Liabilities, damages, penalties, obligations, awards, fines, deficiencies, interest, claims (including third-party claims), Taxes, expenses incurred in connection with any mitigation required by Section 6.2(g), costs and expenses (including reasonable attorneys’, consultants’ and other professional fees and disbursements), resulting from, arising out of or incident to (x) any matter for which indemnification is provided under this Agreement or (y) the enforcement by an Indemnitee of its rights to indemnification under this Agreement.

(i)                                     The parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Buyer Indemnitees’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties (after consultation with their advisors) and were specifically taken into account in the determination of the amounts to be paid to the Sellers hereunder.

6.3.                            Losses Net of Insurance, Etc.  The amount of any and all Losses for which any Buyer Indemnitee shall be entitled to indemnification pursuant to the provisions of this Article VI shall be determined net of (x) any accruals or reserves on the Financial Statements and any other amounts to the extent included in the calculation of the Final Adjustment Amount and with respect to the matters to which such Losses relate, (y) any insurance proceeds received by the

Buyer Indemnitee under insurance policies with respect to such Losses (net of enforcement costs, deductibles, premium increases and other similar items) and no right of subrogation shall accrue to any insurer hereunder and (z) an amount equal to the Tax savings or benefits actually realized by such Buyer Indemnitee in the year the Loss is incurred or the two immediately succeeding Tax years.  If the amount to be netted hereunder from any payment required under this Article VI is determined after payment by the Indemnitor of any amount otherwise required to be paid to an Indemnitee under this Article VI, the Indemnitee shall repay to the Indemnitor, promptly after such determination, any amount that the Indemnitor would not have had to pay pursuant to this Article VI had such determination been made at the time of such payment.

6.4.                            Exclusive Remedy.  Notwithstanding anything else contained in this Agreement to the contrary and except in the case of (i) Fraud by any party, (ii) equitable relief (including without limitation specific performance, injunctive relief or any other right under Sections 5.7 and/or 7.15), (iii) the post-Closing purchase price adjustment pursuant to Section 1.3 and (iv) the earn-out provisions set forth in Exhibit A, the indemnification provided in this Article VI shall be the exclusive post-Closing remedy with respect to any and all monetary claims available to any party hereto for any breach of any representation, warranty or covenant contained herein by another party.

ARTICLE VII
MISCELLANEOUS

7.1.                            Interpretive Provisions.

(a)                                 Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) the phrase “in the ordinary course of business” means “in the ordinary, usual and normal course of business consistent with past custom and practice, including with regard to nature, frequency and magnitude.”

(b)                                 For purposes of this Agreement, each Company shall be deemed to be an Affiliate of the Sellers prior to the Closing and an Affiliate of Buyer after the Closing.

(c)                                  Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d)                                 Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e)                                  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)                                   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)                                  References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.

(h)                                 References to documents or other materials “provided” or “made available” to Buyer or similar phrases shall mean that such documents or other materials were provided to Buyer or an Affiliate of Buyer prior to the date hereof and copies of which have been provided to Buyer in the electronic documentation site established by Intralinks on behalf of the Sellers to which Buyer, its Affiliates and their respective Representatives have been given access in connection with the transactions contemplated hereby.

7.2.                            Entire Agreement.  This Agreement (together with the Schedules and the Exhibits attached hereto), the Related Documents and the Confidentiality Agreement constitute the sole and entire understanding of the parties with respect to the subject matter hereof and thereof, and supersedes any and all prior and contemporaneous understandings between the parties (whether written or oral) with respect thereto (including without limitation as set forth in that certain letter of intent dated December 2, 2015 by and between RCP Encore Holdings, LLC and Parent), and may not be contradicted or otherwise interpreted by evidence of any such prior or contemporaneous agreement, draft, understanding or representation (whether written or oral).

7.3.                            Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by the Sellers without the prior written consent of Buyer or be assigned by Buyer without the prior written consent of Select; provided, however, that Buyer may, at its election and without relieving itself of any obligation or liability hereunder, assign this Agreement to any of its Affiliates or to the Buyer’s financing sources.

7.4.                            Exhibits and Schedules.  For all purposes of this Agreement, any matter that is disclosed in a particular Schedule to this Agreement shall be deemed to have been included in the other Schedules, notwithstanding the omission of a cross reference thereto, solely to the extent that the applicability of such matter to such other Schedules is reasonably apparent on its face.  Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be set forth on the Schedules, and any such additional matters are for informational purposes only and do not necessarily include other matters of a similar nature.  Disclosure of any fact or item in any Schedule shall not necessarily mean that such fact or item is material to the Companies individually or taken as a whole.  The information contained in the Schedules is disclosed solely for purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter, including any violation of law or breach of any agreement or obligation.

7.5.                            Headings.  The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

7.6.                            Modification and Waiver.  No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by Buyer and Select, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions (including by Select on behalf of the Sellers).  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).  No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

7.7.                            Expenses.  Except as otherwise expressly provided herein, all expenses incurred in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the Related Documents, and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

7.8.                            Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by email, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given and delivered when so delivered personally, or if sent by email upon such transmission (so long as written notice of such transmission is sent within three days thereafter by another delivery method hereunder confirming such transmission), if sent by facsimile, upon electronic confirmation of receipt, or if delivered by overnight courier service guaranteeing next day delivery, one (1) Business Day after deposited with such service, or if mailed in any other way, then three (3) Business Days after mailing, as follows:

if to Select or Select NY:

c/o Select Medical Corporation

4714 Gettysburg Road

Mechanicsburg, PA 17088

Attention: Michael E. Tarvin, Esq.

Facsimile:  (717) 412-9142

Email:  mtarvin@selectmedical.com

with a copy (which will not constitute notice) to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104

Attention: Stephen M. Leitzell, Esq.
Facsimile:  (215) 994-2222

Email:  stephen.leitzell@dechert.com

if to Buyer or the Companies to:

c/o Revelstoke Capital Partners LLC

3033 East 1st Avenue

Suite 501

Denver, CO 80206

Fax: (303) 953-7999

Attention: Simon Bachleda and Andrew Welch

Email: sbachleda@revelstokecp.com and awelch@revelstokecp.com with a copy (which will not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Fax: (212) 294-4700

Attention: Bradley C. Vaiana, Esq. and Kathleen M. Chastaine, Esq.

Email: bvaiana@winston.com and kchastaine@winston.com

or at such other address for a party as shall be specified by like notice.

7.9.                            Governing Law; Consent to Jurisdiction.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the conflicts of laws or principles thereof that would cause the application of the laws of any other jurisdiction other than the State of Delaware) applicable to agreements made and to be performed wholly within that jurisdiction.  Each party hereto, for itself and its successors and assigns, irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted only in the federal or state courts located in the State of Delaware, and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement.  Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including any objection based on the grounds of forum non conveniens, in the aforesaid courts.

7.10.                     No Third-Party Beneficiaries.  Except as set forth in Section 5.3 and Article VI hereof, this Agreement is intended and agreed to be solely for the benefit of the parties hereto and their respective successors and permitted assigns, and no other party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind pursuant to, under, by, or through this Agreement.

7.11.                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and, all of which shall constitute the same instrument.

7.12.                     Legal Representation.  Buyer and the Companies hereby agree, on their own behalf and on behalf of their directors, members, partners, officers and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that (i) Dechert LLP may represent the Sellers and their Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby (such representation, the “Current Representation”), and (ii) Dechert LLP (or any successor) may represent Select, any and all members of the Seller Group (other than the Companies) or any director, member, partner, officer, employee or Affiliate of the Seller Group (other than the Companies) in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby (any such representation, the “Post-Closing Representation”) notwithstanding such representation (or any continued representation) of the Companies, and each of Buyer and the Companies on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto.  Buyer and the Companies acknowledge that the foregoing provision applies whether or not Dechert LLP provides legal services to the Companies after the Closing Date.  Each of Buyer and the Companies, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Seller Group and their counsel, including Dechert LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between the Seller Group and such counsel and none of Buyer, the Companies or any of the Waiving Parties or any Person purporting to act on behalf of or through Buyer, the Companies or any of the Waiving Parties, will seek to obtain the same by any process.  From and after the Closing, each of Buyer and the Companies, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between Dechert LLP and the Companies or any Person in the Seller Group occurring during the Current Representation in connection with any Post-Closing Representation.

7.13.                     Mutual Drafting; Certain Understandings.  Each of the parties hereto is a sophisticated legal entity or Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. The parties hereto have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any Person.  The parties agree that prior drafts of this Agreement and the documents referred to herein will be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect hereto and that such drafts will be deemed joint work product of the parties. The parties have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Shares exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction.  The parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

7.14.                     Electronic Delivery.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a telecopier machine or electronic mail (any such delivery, an (the “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party or to any such agreement or instrument, each other party or thereto will re execute original forms thereof and deliver them to all other parties.  No party or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

7.15.                     Specific Performance.  The parties hereto acknowledge and agree that any party may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any party may not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, such party may also be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

7.16.                     Certain Definitions.  For purposes of this Agreement, the following terms have the following meanings:

(a)                                 “Accounting Principles Consistently Applied” means GAAP (A) subject to the same exceptions and using the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used in preparing the Financial Statements and (B) not taking into account any changes in circumstances or events occurring after the Closing.

(b)                                 “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

(c)                                  “Affiliate Agreement” means any Contract, other than this Agreement or any Related Document, between or among (i) a Company on the one hand and (ii) an Affiliate of a Company or a Seller, on the other hand.

(d)                                 “Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax law.

(e)                                  “Base Purchase Price” means $65,000,000 less $594,147 (representing the amount of the settlement expected to be due under the SEIT Settlement Agreement).

(f)                                   “Business Day” means any other day than Saturday or Sunday or any day on which major banks in the Commonwealth of Pennsylvania or State of New York are required or authorized to be closed.

(g)                                  “Cash and Cash Equivalents” means an amount equal to all unrestricted cash on hand (for the avoidance of doubt, excluding customer deposits), and readily marketable securities, of the Companies on a consolidated basis, determined in accordance with the Accounting Principles Consistently Applied. For the avoidance of doubt, Cash and Cash Equivalents shall be net of issued but uncleared outbound checks and drafts and pending electronic debits, and inbound checks and drafts deposited but not yet cleared.

(h)                                 “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(i)                                     “Company Business” means the business carried on by the Companies as of the date hereof.

(j)                                    “Company Government Contract” means any Contract between a Company, on the one hand, and any Governmental Authority, on the other hand that is currently in effect.

(k)                                 “Confidential Information” means any information of a proprietary or confidential nature relating to the Companies (including Company Intellectual Property), but excluding any information that (i) as of the date hereof, is in the public domain, (ii) after the date hereof enters the public domain through no wrongful action or inaction on the part of the Seller, (iii) is received on a non-confidential basis from a source not subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information, or (iv) is independently developed by the Sellers.

(l)                                     “Contract” means any written contract, agreement, arrangement, Permit, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, Real Property Lease, Company Government Contract, equipment lease, purchase order or other agreement, instrument, franchise or license.

(m)                             “Employment Arrangement” means any written employment Contract, consulting agreement, termination or severance agreement, with any current or former officer, employee or consultant of any Company under which any Company has any current liability.

(n)                                 “Encumbrances” means liens, security interests, pledges, charges, mortgages, equitable interests, restrictions, conditional sale or other title retention agreements, rights of first refusal, preemptive rights, easements, covenants, reservations, restrictions, rights of way, licenses, options or any other title defects of any kind, any agreement to provide any of the foregoing and all similar encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by Contract, Law, equity or otherwise.

(o)                                 “Environmental Laws” means all applicable federal, state and local laws, rules or regulations, or orders, decrees, judgments or binding agreements issued, promulgated or entered into by or with any governmental authority, relating to the protection of the environment (including ambient or indoor air, surface water, groundwater, and surface or subsurface land) or the protection of human health as it relates to exposure to Hazardous Materials, including laws and regulations relating to releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, all as in effect as of the date hereof and CERCLA.

(p)                                 “Environmental Permits” means all Permits required by any Environmental Law.

(q)                                 “Equity Interests” means any capital stock, partnership or limited liability company interest or other equity or voting interest or any security or evidence of indebtedness convertible into or exchangeable for any capital stock, partnership or limited liability company interest or other equity interest, or any right, warrant or option to acquire any of the foregoing.

(r)                                    “Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for Income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Section 957 of the Code, or (c) a “passive foreign investment corporation” within the meaning of Section 1297 of the Code.

(s)                                   “Fraud” means, with respect to a party, fraud with respect to the making of the representations and warranties pursuant to Articles II, III and IV (as applicable), provided that (A) such fraud of the Sellers or the Companies, as the case may be, shall only be deemed to exist if any executive officer of the Sellers or any Company or Persons named in the definition of “Knowledge” had actual knowledge that the representations and warranties made by the Sellers pursuant to Article II or the Companies pursuant to Article III were actually breached when made, and (B) such fraud of the Buyer shall only be deemed to exist if any executive officer of the Buyer had actual knowledge that the representations and warranties made by the Buyer pursuant to Article IV were actually breached when made.

(t)                                    “Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the Fundamental Documents of a corporation would be its certificate of incorporation and by-laws.

(u)                                 “Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Ownership), clauses (a) and (b) of Section 2.2 (Organization; Authority and Enforceability), Section 2.4 (Brokers), clauses (a) and (b) of Section 3.1 (Organization; Authority and Enforceability), Section 3.2 (Capitalization; Subsidiaries), clause (c) of Section 3.3 (Indebtedness and Transaction Expenses), Section 3.17 (Brokers), Section 4.1 (Organization), and clause (a) of Section 4.2 (Authority and Enforceability).

(v)                                 “GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

(w)                               “Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, arbitral, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-Governmental Authority established to perform any of such functions.

(x)                                 “Hazardous Materials” means (A) any petroleum or petroleum products, byproducts or derivatives thereof, radioactive materials, asbestos in any form that is or could become friable and polychlorinated biphenyls; and (B) any other hazardous or toxic material, substance or waste that is prohibited, limited or regulated under any Environmental Law.

(y)                                 “Healthcare Representations” means the representations and warranties set forth in Section 3.11 (Compliance with Laws) (other than in Section 3.11(a)).

(z)                                  “Income Tax Return” means any Tax Return relating to net or gross income, gross receipts, franchise, net or gross profits or any similar Taxes.

(aa)                          “Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations arising under any obligation of the Companies (including without limitation any fees, penalties and/or costs) for (i) indebtedness for money borrowed from others, including from Affiliates (other than the Companies) and related parties, (ii) obligations of a Company under leases, which are required to be classified and accounted for as capital leases in accordance with GAAP, (iii) indebtedness evidenced by any note, bond, debenture or similar instrument, (iv) all obligations of a Company under any interest rate and currency protection agreement (including any swaps, forward contracts, caps, floors, collars and similar agreements), commodity swaps, forward contracts and similar agreements, (v) any contingent liabilities for earn-out payments or other deferred or contingent purchase price payments and (vi) indebtedness of the types described above guaranteed in any manner by a Company.

(bb)                          “Indemnified Taxes” (and the correlative meaning “Indemnified Tax”) means any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a success or transferee, jointly and/or severally (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws), pursuant to a Contract or other agreement entered into (or assumed by) either Company on or prior to the Closing Date, shown as payable on a Tax Return (including an amended Tax Return), resulting from an adjustment or assessment by a Taxing Authority by means of withholding or for any other reason and whether disputed or not):

(i)                                     All Taxes of either Company for any Pre-Closing Tax Period (including, in the case of any Straddle Period, in accordance with Section 5.4(g)), other than Transfer Taxes (which are governed by (iv));

(ii)                                  All Taxes for which either Company is liable as a result of being a member of (or leaving) an Affiliated Group (including any Select Consolidated Group) on or before the Closing Date;

(iii)                               All Taxes imposed on either Company as a result of any disallowance or unavailability (in whole or in part) of any refund (whether as a cash or a credit or offset against Taxes otherwise payable) that gave rise to a payment to the Sellers under Section 5.4(c) or was included in the computation of Closing Working Capital (as finally determined); and

(iv)                              The Sellers’ allocable share of all Transfer Taxes as determined under Section 5.4(f).

Indemnified Taxes shall exclude Taxes to the extent reserved for as a liability in the computation of Closing Working Capital (as finally determined).

(cc)                            “Intellectual Property” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction, whether registered or unregistered, including all rights pertaining to or deriving from: (i) patents, industrial design registrations, utility models and applications for any of the foregoing, including provisional, divisionals, continuations and continuations in part, and reexaminations, extensions, reissues, renewals and counterparts claiming priority from any of the foregoing (collectively, “Patents”); (ii) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) works of authorship and moral rights associated with any of the foregoing, (“Copyrights”); (iv) computer software and firmware, including data files, source code, object code and software-related specifications and documentation (collectively “Software”); (v) trademarks, trade names, service marks, certification marks, service names, brands, trade dress, logos and other indicia of origin, registrations and applications therefore, and the goodwill associated with any of the foregoing (collectively, “Trademarks”); (vi) trade secrets, non-public information, and confidential information, business, technical and know-how information, including algorithms, ideas, methods, processes, and formulae, and rights to limit the use or disclosure thereof by any Person (collectively “Trade Secrets”); (vii) domain names and social media accounts; and (viii) proprietary databases and data compilations and all documentation relating to the foregoing; (ix) all similar intellectual property rights throughout the world and (x) including in each case (i) through (ix) any and all registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction.

(dd)                          “IT Assets”  means software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the businesses of the Companies.

(ee)                            “JP Morgan Credit Facility” means that certain Credit Agreement, dated as of June 1, 2011, as amended, supplemented and in effect from time to time (the “Credit Agreement”), by and among Parent, Select, JPMorgan Chase Bank, N.A., as Administrative and Collateral Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Bank USA, as Co-Syndication Agents and Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, LLC, as Co-Documentation Agents and the other lenders party thereto, together with all other Loan Documents (as defined in the Credit Agreement) executed and delivered by the Companies pursuant to the Credit Agreement.

(dd)                          “Knowledge” means the actual knowledge (after reasonable inquiry) of Dan Bradley, Sue Olson, Chad Smith, Margaret Kopp and Conrad Kupferman.

(ee)                            “Law” means any U.S. or non-U.S. federal, state or local law (both common and statutory law and civil and criminal law), treaty, convention, legislation, regulation, ordinance, by-law, regulatory code or an Order of any Governmental Entity.

(ff)                              “Liability” means any actual or potential liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

(gg)                            “Material Adverse Effect” means any effect, event, fact, circumstance, condition, development or change that is individually or in the aggregate with all other effects, events, facts, circumstances, conditions, developments or changes, materially adverse to the assets, liabilities, business, results of operations or conditions (financial or otherwise) of the Companies, taken as a whole, other than any effect, event, fact, circumstance, condition, development or change to the extent arising out of or resulting from:  (i) conditions generally affecting the general national or international economy or industries generally in which the Companies operate; (ii) national or international political conditions, including terrorism or the engagement by the United States in hostilities or acts of war; (iii) financial, banking or securities markets (iv) changes in GAAP; (v) changes in any law, rule, regulation, Order, treaty, or other binding directive issued by a Governmental Authority; except, in the case of the foregoing clauses (i), (ii), (iii), (iv) or (v) if such effect, event, fact, circumstance, condition, development or change referred to therein has had a disproportionate adverse impact on the Companies, taken as a whole, relative to other similarly situated companies in the industries in which the Companies, or (vii) any action taken by the Sellers or the Companies at the request of Buyer or in accordance with this Agreement.  References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.

(hh)                          “Net Working Capital” means all “current assets” less all “current liabilities” of the Companies, in each case as such “current asset” and “current liability” are accrued and reflected on the books and records of the Companies in accordance with the Accounting Principles Consistently Applied; provided that “current assets” and “current liabilities” shall be adjusted as contemplated by Schedule 7.15(b); provided, further, that for purposes of determining Net Working Capital, “current assets” shall exclude any Cash and Cash Equivalents; provided, further, that the calculation of Closing Consideration will be determined in all instances in accordance with the Accounting Principles Consistently Applied (and without any change in or introduction of any new reserves), and without duplication to any items counted in such calculation.  For the avoidance of doubt, the determination of Closing Working Capital and the preparation of the Closing Statement will take into account only those components (i.e., only those line items) and adjustments reflected on Schedule 7.15(b) and used in calculating the Reference Amount.  The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Accounting Principles Consistently Applied.  The parties hereto agree that Net Working Capital shall be calculated and formatted consistent with the illustrative calculation of Net Working Capital as of March 31, 2016 set forth on Schedule 7.15(b).  Net Working Capital shall exclude (i) all liabilities and assets relating to income Taxes and (ii) all liabilities relating to the SEIT Settlement Agreement to the extent deducted from the Base Purchase Price.

(ii)                                  “Orders” means judgments, writs, decrees, awards, compliance agreements, injunctions or orders (whether judicial, administrative or arbitral) and legally binding determinations of any Governmental Authority.

(jj)                                “Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates (including certificates of authorization) and similar rights obtained, or required to be obtained, from any Governmental Authority.

(kk)                          “Permitted Encumbrances” means (i) conditions, easements, covenants, restrictions, agreements, rights-of-way, encroachments, and other minor defects or irregularities or imperfections in title, if any, in each case which does not materially impair the operations of the Companies, (ii) zoning, land use or similar ordinances, restrictions, by-laws and regulations of any Governmental Authority (including, without limitation, municipal by-laws and regulations, any airport zoning regulations, restrictive covenants and other land use limitations), in each case which do not materially impair the operations of the Companies, (iii) Encumbrances for Taxes not yet due and payable or which are due but are not delinquent or which are being contested in good faith by appropriate Proceedings, (iv) licenses, sublicenses, leases or subleases, if any, granted to third parties in the ordinary course of business, not materially detracting from the value of the business of the Companies (and for which amounts have been fully reserved on the books of the Companies), (v) statutory or contractual Encumbrances of landlords or otherwise affecting the underlying freehold interest of any leased property, banks (and rights of set-off), of carriers, mechanics, repairmen, workmen and materialmen, and other Encumbrances imposed by law, in each case incurred in the ordinary course of business (x) for amounts not yet overdue or (y) for amounts that are overdue and that are being contested in good faith by appropriate Proceedings (and for which amounts have been fully reserved on the books of the Companies), (v) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder (and any Encumbrances created by such lessor or sublessor on such party’s leasehold), (vi) non-exclusive licenses and sublicenses, leases or subleases, if any, granted to third parties in the ordinary course of business not materially detracting from the value of the business of the Companies, (vii) Encumbrances incurred pursuant to equipment leases in the ordinary course of business, (viii) any Encumbrances that, individually or in the aggregate, are not material and (ix) any Encumbrances of any kind in respect of which any title insurer has insure (at Closing or at any time in the future) against loss or damage or over which the title insurer has assured the Companies that it will have coverage.

(ll)                                  “Person” means any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government, governmental agency or political subdivision, or any other entity, whether acting in an individual, fiduciary, or other capacity.

(mm)                  “Personal Information” means such term or like terms set forth in any Privacy Law that describes, covers or defines data that identifies or can be used to identify individuals or that is otherwise regulated, protected or covered by any Privacy Law.

(nn)                          “Privacy Policy” shall mean an internal or external policy of the Companies with respect to the collection, retention, disclosure, security, confidentiality and protection of User Data.

(oo)                          “Proceedings” means audits, examinations, actions, suits, claims, complaints, charges, demands, reviews, audits, investigations and legal, administrative or arbitration proceedings.

(pp)                          “Reference Amount” means $26,400,000.

(qq)                          “Related Documents” means the certificates and other agreements delivered pursuant to Sections 1.1(c) and 1.1(d) hereof, and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed in connection with the consummation of the transactions contemplated by this Agreement.

(rr)                                “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Materials (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

(ss)                              “Representatives” means, as to any Person, the Affiliates, owners, directors, officers, employees, representatives or agents of such Person.

(tt)                                “SEIT Settlement Agreement” shall mean the settlement agreement by and between Metro Therapy, the Comptroller of the State of New York, New York State Education Department and New York State Division of the Budget (Index No.:2336-15) substantially in the form provided to Buyer.

(uu)                          “Special Tax Representations” means the Tax Representations in Section 3.14(b)(v), Section 3.14(b)(viii), Section 3.14(b)(ix), Section 3.14(b)(xii), Section 3.14(b)(xiii), Section 3.14(b)(xiv) and Section 3.14(b)(xv).

(vv)                          “Subsidiary” means with respect to any Person, any other Person of which fifty percent (50%) or more of the Equity Interests or other interests entitled to vote in the election of directors or comparable Persons performing similar functions are at the time owned or controlled, directly or indirectly through one or more Subsidiaries, by such Person.

(ww)                      “Tax Representations” means the representations and warranties set forth in Sections 3.13(c) and (d), the final two sentences of Section 3.13(i) and Section 3.14 (Taxes).

(xx)                          “Transaction Expenses” means, to the extent not paid prior to the Closing, the sum of (i) all fees, costs, charges, expenses and obligations unpaid on the Closing Date that are incurred by the Companies and, to the extent reimbursable by the Companies in contemplation of, in connection with or relating to the preparation for, and consummation of, the transactions contemplated hereby, including the fees, costs, charges, expenses and obligations relating to or arising out of (A) the preparation, negotiation and execution of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby and (B) professional services provided by the Companies’ and the Sellers’ investment bankers, accountants, attorneys, advisors, agents and Representatives (it being understood that any fees, costs and expenses that are solely the obligations of the Sellers and are not the obligations of the Companies shall not be considered Transaction Expenses for purposes of this Agreement), and (ii) the amount of any sale bonuses, change in control bonuses, retention bonuses or similar bonuses payable by any Company to any of its current or former employees, officers, directors or consultants that become payable solely as a result of the consummation of the transactions contemplated by this Agreement and the Related Documents and that were agreed by any Company prior to the Closing, plus the employer’s portion of any employment Taxes payable with respect to the foregoing (and in no event as a result of a “double trigger” provision where the Closing or the execution of this Agreement is one of such triggers).

(yy)                          “Transition Services Agreement” shall mean the transition services agreement, dated as of the date hereof, by and between Select, the Companies and the Buyer.

(zz)                            “U.S. Bank Indenture” means that certain Indenture dated May 28, 2013, as amended, supplemented and in effect from time to time (the “Indenture”), by and among Select, U.S. Bank National Association, as trustee, and the other parties thereto, together with the Notes (as defined in the Indenture), any Subsidiary Guarantees (as defined in the Indenture) and all other documents executed and delivered pursuant to the Indenture.

(aaa)                   “User Data” shall mean the data or information collected from employees or customers of the Companies, or from any website operated in connection with the Company Business (including without limitation Personal Information).

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on his or its behalf as of the date first above written.

ENCORE GC ACQUISITION, LLC

By:	/s/ Linda Shackleford
Name: Linda Shackleford
Title: Chief Executive Officer

SELECT MEDICAL CORPORATION

By:	/s/ Martin F. Jackson
Name: Martin F. Jackson
Title: Chief Financial Officer

SELECT MEDICAL OF NEW YORK, INC.

By:	/s/ Martin F. Jackson
Name: Martin F. Jackson
Title: Chief Financial Officer

SELECT MEDICAL REHABILITATION
SERVICES, INC.

By:	/s/ Martin F. Jackson
Name: Martin F. Jackson
Title: Chief Financial Officer

METRO THERAPY, INC.

By:	/s/ Martin F. Jackson
Name: Martin F. Jackson
Title: Chief Financial Officer

SOLELY FOR PURPOSES OF SECTIONS 5.7 AND 5.9:

SELECT MEDICAL HOLDINGS CORPORATION

By:	/s/ Martin F. Jackson
Name: Martin F. Jackson
Title: Chief Financial Officer

EXHIBIT A

EARN-OUT

This Exhibit A sets forth the understanding of the parties with respect to additional contingent cash consideration as part of the purchase price for the Shares (as defined in the Agreement, as defined below), subject to and in accordance with the terms and conditions of the Stock Purchase Agreement dated as of March 31, 2016, by and among Buyer, the Sellers and the Companies (the “Agreement”) and this Exhibit A.  Unless the context otherwise requires, defined terms contained herein that are not otherwise defined in this Exhibit A shall have the meanings set forth in the Agreement.

1.                                      Earn-Out Consideration.

(a)                                 Calculation of Earn-Out Consideration.  Subject to the terms and conditions of this Exhibit and the Agreement, the Sellers shall be entitled to receive up to $7,500,000 in the aggregate, as additional cash consideration (the “Earn-Out Consideration”) upon the Companies’ achievement of certain targets for each of calendar years 2016, 2017 and 2018 (“CY16”, “CY17” and “CY18”, respectively, each, a “Measurement Period” and collectively, the “Measurement Periods”).

(b)                                 The Earn-Out Consideration shall be calculated as follows:

(i)                                     CY16 Earn-Out.  If Company Revenue (as defined below) for CY16 is equal to or greater than $153,300,000 and equal to or less than $160,965,000, the Sellers shall be entitled to receive $1,666,667 (the “CY Earn-Out Consideration”) for CY16 (the “CY16 Earn-Out”). If Company Revenue for CY16 is greater than $160,965,000, the Sellers shall be entitled to receive $2,500,000 (the “Maximum CY Earn-Out Consideration”) for CY16 (the “CY16 Maximum Earn-Out”).  If Company Revenue for CY16 is less than $153,300,000, the Sellers shall not be entitled to receive Earn-Out Consideration for CY16.

(ii)                                  CY17 Earn-Out.  If Company Revenue for CY17 is equal to or greater than $165,000,000 and equal to or less than $173,250,000, the Sellers shall be entitled to receive the CY Earn-Out Consideration (the “CY17 Earn-Out”). If Company Revenue for CY17 is greater than $173,250,000, the Sellers shall be entitled to receive the Maximum CY Earn-Out Consideration for CY17 (the “CY17 Maximum Earn-Out”).  If Company Revenue for CY17 is less than $165,000,000, the Sellers shall not be entitled to receive Earn-Out Consideration for CY17.

(iii)                               CY18 Earn-Out.  If Company Revenue for CY18 is equal to or greater than $165,000,000 and equal to or less than $173,250,000, the Sellers shall be entitled to receive the CY Earn-Out Consideration (the “CY18 Earn-Out”). If Company Revenue for CY18 is greater than $173,250,000, the Sellers shall be entitled to receive the Maximum CY Earn-Out Consideration for CY18 (the “CY18 Maximum Earn-Out”).  If Company Revenue for CY18 is less than $165,000,000, the Sellers shall not be entitled to receive Earn-Out Consideration for CY18.

EXHIBIT A-1

(c)                                  Catch-up Earn-Out.  In the event that any of the CY16 Maximum Earn-Out, CY17 Maximum Earn-Out or CY18 Maximum Earn-Out was not achieved at the end of CY16, CY17 or CY18, as applicable, but the aggregate Company Revenue for all Measurement Periods is equal to or greater than $495,000,000 and equal to or less than $519,750,000, the Sellers shall receive the positive difference, if any, between (i) the Aggregate Earn-Out Amount and (ii) the Earn-Out Consideration previously received by the Sellers; provided, however, that in the event that aggregate Company Revenue for all Measurement Periods is greater than $519,750,000, the Sellers shall receive the positive difference, if any, between (i) the Aggregate Maximum Earn-Out Amount and (ii) the Earn-Out Consideration previously received by the Sellers. Notwithstanding anything to the contrary contained herein, in no event shall the aggregate amount of Earn-Out Consideration paid to the Sellers be in excess of the Aggregate Maximum Earn-Out Amount.

(d)                                 Acceleration.  Notwithstanding anything herein to the contrary, in the event of a Sale Event (as defined below) in a Measurement Period in which the LTM Company Revenue (i) is greater than or equal to $165,000,000 and equal to or less than $173,250,000, the CY Earn-Out Consideration for any remaining Measurement Periods (including the then-current Measurement Period), shall be accelerated, fully earned and immediately payable concurrently with such Sale Event and (ii) is greater than $173,250,000, the Maximum CY Earn-Out Consideration for any remaining Measurement Periods (including the then-current Measurement Period), shall be accelerated, fully earned and immediately payable concurrently with such Sale Event. Notwithstanding anything to the contrary contained herein, in no event shall the aggregate amount of Earn-Out Consideration paid to the Sellers be in excess of the Aggregate Maximum Earn-Out Amount.

(e)                                  Definitions.

(i)                                     “Aggregate Earn-Out Amount” shall mean $5,000,000.

(ii)                                  “Aggregate Maximum Earn-Out Amount” shall mean $7,500,000.

(iii)                               “LTM Company Revenue” shall mean the Company Revenue for the twelve-month period ending on the Sale Event Measurement Date.

(iv)                              “Company Revenue” shall mean the revenue of the Companies calculated in accordance with Accounting Principles Consistently Applied, which shall exclude any revenue attributable to Buyer’s current facilities and existing contracts; provided, however, that revenue from Buyer’s current facilities and existing contracts shall be included to the extent such revenue was increased as a result of the acquisition of the Companies by the Buyer, including revenue derived from any current customer of the Companies.

(v)                                 “Corporate Change” shall mean (i) the direct or indirect sale (including a sale of RCP Encore Holdings, LLC), transfer, assignment or other disposition of any kind, whether voluntary or involuntary, of all or substantially all of the assets of the relevant entity (regardless of form or structure, and whether in a single transaction or a series of transactions) to any person or entity; (ii) the merger, consolidation or equity

EXHIBIT A-2

exchange into or with any entity if, as a result of such transaction, the equityholders of the relevant entity prior to such event do not own at least a majority of the voting power represented by the then issued and outstanding voting securities of the resulting entity (or the ultimate parent of the resulting entity); or (iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of a majority of the voting power represented by the then issued and outstanding voting securities of the relevant entity; provided, however, that a conversion of the RCP Encore Holdings, LLC from a limited liability company to a corporation shall not be deemed to be a Sale Event.

(vi)                              “Sale Event” shall mean, in any single or series of related transactions, (i) any Corporate Change of the Companies, (ii) any sale of any material portion of the business of the Companies or (iii) any material reduction, elimination or transfer any material line of business or business unit of the Companies in existence as of the Closing.

(vii)                           “Sale Event Measurement Date” shall mean the last day of the month immediately prior to the closing of the Sale Event.

2.                                      Missed Targets. Failure to achieve thresholds sufficient to receive Earn-Out Consideration in any given year shall not prohibit the achievement of thresholds sufficient to receive Earn-Out Consideration in any subsequent year.

3.                                      Statements.

(a)                                 Buyer at its sole expense shall cause to be prepared and shall deliver to Select an unaudited consolidated statement of Company Revenue as of and for each of CY16, CY17 and CY18, and each such statement shall set forth in reasonable detail a calculation of the Earn-Out for the applicable year (the “Statement”) and shall include all reasonable supporting documentation.  Each Statement shall be completed no later than thirty (30) days from the receipt of Buyer’s annual audit for the applicable calendar year.

(b)                                 Select may dispute the Statement by delivering a written notice of objection (a “Notice of Objection”) to Buyer within thirty (30) days of receiving the Statement. During the thirty (30)-day period following Select’s receipt of the Statement, Select and its accountants (which may be either Company’s current auditors) shall, at Select’s expense, be permitted reasonable access to review the working papers of Buyer and Buyer’s independent accountant relating to the Statement.  If Select agrees with the Statement or does not give Buyer a Notice of Objection within such thirty (30)-day period, the Statement shall become final and binding and the Sellers and Buyer shall have no further rights to disagree therewith, and the payment of the appropriate Earn-Out Consideration, if any, as determined pursuant to Section 1 of this Exhibit A, shall be made to the Sellers.  A Notice of Objection shall set forth in reasonable detail all of those items in the Statement that Select disputes, in which case the items specifically identified by Select shall be deemed to be the only items in dispute, and include all reasonable supporting documentation.  Buyer and Select will use commercially reasonable efforts to resolve any such dispute during the thirty (30)-day period commencing on the date Select delivers the Notice of Objection. If Buyer and Select agree in writing upon the Statement within such thirty (30)-day period, the Statement shall become final and binding and the Sellers and Buyer shall have no

EXHIBIT A-3

further rights to disagree therewith, and the payment of the appropriate Earn-Out Consideration, if any, as determined pursuant to Section 1 of this Exhibit A, shall be made to the Sellers. If, at the end of the thirty (30)-day period, Buyer and Select have not so resolved such differences, then the items in dispute shall be submitted promptly to the Arbiter.  The Arbiter shall be instructed to render a determination of the applicable dispute within thirty (30) days after referral of the matter to the Arbiter, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.  The determination of the Arbiter shall (absent manifest error or fraud) be conclusive and binding upon Buyer, the Companies and the Sellers and judgment may be entered upon the determination of the Arbiter in any court having jurisdiction over the party against which such determination is to be enforced.

The Arbiter shall determine, based solely on presentations by Buyer and Select and their respective representatives, and not by independent review, only those items disputed in the Notice of Objection that have not been agreed upon in writing by the parties and shall not otherwise investigate any matter independently.  In resolving any disputed item, the Arbiter shall be bound by the Accounting Principles Consistently Applied, the definitions of Annualized Company Revenue and Company Revenue and the resulting Earn-Out Consideration and the other requirements of the provisions of this Exhibit A, and shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  Notwithstanding any provisions hereof to the contrary, the Arbiter shall be deemed to be acting as an expert and not as an arbitrator and shall decide only those issues as to which the parties are not in agreement on the grounds that the Statement delivered by Buyer pursuant to Section 3(a) of this Exhibit A was not prepared in accordance with the terms of this Earn-Out, is based on incomplete or inaccurate information or contains computational errors. The fees, costs and expenses of the Arbiter (i) shall be paid by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Select (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (ii) shall be paid by Select in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Select (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted.

Each of the Buyer, the Companies and the Sellers shall cooperate with, make their relevant financial records available to and otherwise provide reasonable assistance to each other and their respective accountants and other representatives, in each case, at the requesting party’s sole cost and expense, at reasonable times during regular business hours in connection with the preparation by Buyer, during the review by Buyer or Select of, and the resolution of any objections with respect to, the Statement; provided that in order to review an accountant’s working papers, Buyer or Select (or their respective representatives) shall execute any releases or waivers customarily required by such accountant in connection therewith.

4.                                      Payment of Aggregate Earn-Out Consideration.  Within five (5) Business Days after final determination (or agreement) of the Statement of the Earn-Out Consideration payable for CY16, CY17, CY18 of this Exhibit A, if any, Buyer shall pay (or cause to be paid) the appropriate Earn-Out Consideration to Select (on behalf of the Sellers) (any such payment date, an “Earn-Out Consideration Payment Date”).

EXHIBIT A-4

5.                                      Enforcement.  In the event it becomes necessary for any party to initiate litigation for purposes of the enforcement or the interpretation of the rights or obligations of the parties under this Exhibit A, the party prevailing in the outcome of such litigation shall be entitled to recover from the opposing party such prevailing party’s reasonable costs and expenses associated with such litigation, including attorneys’ fees.

6.                                      Miscellaneous.

(a)                                 Buyer agrees that after the Closing Date and during each of CY16, CY17 and CY18 Buyer shall, and shall cause the Companies to, (i) not take any action intended to impact adversely the ability of the Companies to maximize Company Revenues for each applicable calendar year of the Measurement Periods and (ii) conduct the Company Business in the ordinary course in good faith and in a businesslike manner using commercially reasonable efforts to promote and support the Company Business to maintain and generate customers for the Companies.

(b)                                 At all times during CY16, CY17 and CY18, Buyer shall maintain complete and accurate records with respect to the business of the Companies, in accordance with this Exhibit A, in order to permit the calculation of the Earn-Out Consideration

(c)                                  The parties agree that Buyer will provide (i) funding for the Companies’ business at an appropriate level as reasonably determined by Buyer and (ii) at an appropriate cost and level as reasonably determined by Buyer, back-office services, including human resources, legal and finance, and access to Buyer’s sales and marketing personnel.

(d)                                 No later than fifteen (15) days after the end of each fiscal quarter during each of CY16, CY17 and CY18, Buyer shall cause to be provided in respect of that fiscal quarter to Select a written statement setting forth a calculation of Company Revenue for such quarter.

(e)                                  Each Seller acknowledges and agrees that (i) there is no assurance that such Seller will receive the CY16 Earn-Out, the CY17 Earn-Out and/or the CY18 Earn-Out (each, an “Earn-Out Payment” and together, the “Earn-Out Payments”) and the Buyer has not promised any Earn-Out Payment, (ii) the Buyer does not owe a fiduciary duty to the Sellers (it being understood that the absence of any fiduciary duty does not limit any implied covenant of good faith and fair dealing applicable to any party under applicable Law) and (iii) upon the closing of the transactions contemplated by this Agreement, except as otherwise set forth herein (including clause 6(a)), the Buyer shall have the right to operate each Company and its Subsidiaries’ business in any way that the Buyer deems appropriate in its sole discretion.

(f)                                   Any Earn-Out Payment paid or delivered to the Seller will be treated by the parties as additional Purchase Price under this Agreement.

(g)                                  For the avoidance of doubt, under no circumstances shall (i) more than one (1) Earn-Out Payment be due in respect of any Measurement Period and (ii) the Earn-Out Consideration exceed $7,500,000.

EXHIBIT A-5